Exhibit 2.1

     The Schedules to the Agreement are omitted, and are listed beginning on page 44 of the Agreement. The Company agrees to furnish copies to the SEC supplementary upon request.

Conditional Share Purchase Agreement	Warunkowa Umowa Sprzedaży Akcji

22 April 2007	22 kwietnia 2007 r.

Exhibit 2.1

MADE BETWEEN:	ZAWARTA POMIĘDZY:

Preformed Line Products with its registered office at 660 Beta Drive Mayfield Village, Ohio 44143, United States of America (hereinafter referred to as the “Buyer”),	Preformed Line Products z siedzibą w 660 Beta Drive Mayfield Village, Ohio 44143, Stany Zjednoczone Ameryki (zwanym dalej ,,Kupującym”),

AND	A

“BBO Spółka z o. o.” (limited liability company) with its registered office in Bielsko — Biała, Poland, at 74 Gen. J. Kustronia Str. Registered with the Register of Entrepreneurs of the District Court in Bielsko — Biała, VIII Commercial Division of the National Court Register (Krajowy Rejestr Sądowy) under KRS number 0000125062 (hereinafter referred to as the “Seller”),
,,BBO Spółka z o. o.” (spółka z ograniczoną odpowiedzialnością) z siedzibą w Bielsku — Białej, Polska, ul. Gen. J. Kustronia 74, wpisaną do Rejestru Przedsiębiorców Sądu Rejonowego w Bielsku - Białej, w VIII Wydziale Gospodarczym Krajowego Rejestru Sądowego pod numerem KRS 0000125062 (zwaną dalej ,,Sprzedającym”),

ON THE OTHER HAND	Z DRUGIEJ STRONY

(Each party being hereinafter referred to as a “Party” and collectively as the “Parties”).	(Każda ze stron w dalszej części zwana będzie ,,Stroną” a łącznie ,,Stronami”).

WHEREAS:		MAJĄC NA UWADZE, ŻE:

(A)	The Seller is a dominant shareholder of Zakłady Wytwórcze Sprzętu Sieciowego “Belos” SA, a joint stock company with its registered office in Bielsko — Biała, Poland (the “Company” or “Belos SA”) holding 83,74% of its shares;	(A)	Sprzedający jest akcjonariuszem większościowym Zakładów Wytwórczych Sprzętu Sieciowego ,,Belos” SA, spółka akcyjna z siedzibą w Bielsku — Białej, Polska (,,Spółka” lub ,,Belos SA”) będącym w posiadaniu 83,74% jej akcji;

(B)	On 14 November 2006 the Parties entered into the Letter of Intent pursuant to which they agreed to the acquisition of Shares by the Buyer subject to terms and conditions specified therein and in this Conditional Share Purchase Agreement (the “Agreement”); the above Letter of Intent has expired on January 20, 2007 but the Parties have continued negotiations in order to conclude this Agreement;	(B)	Dnia 14 listopada 2006 r. Strony podpisały List Intencyjny, na mocy którego postanowiły, że Kupujący nabędzie Akcje na zasadach określonych w tym liście oraz w niniejszej Warunkowej Umowie Sprzedaży Akcji (,,Umowa”); powyższy List Intencyjny utracił swoją moc w dniu 20 stycznia 2007 r. jednak Strony prowadziły dalsze negocjacje celem zawarcia niniejszej Umowy;

(C)	In course of December 2006, at the premises of the Company, the Buyer has carried out an investigation of the business and financial affairs of the Company including inter alia information about its accounts, receivables, assets, commercial contracts, tax matters, employment and litigation matters (the “Due Diligence”); and	(C)	W grudniu 2006 roku Kupujący przeprowadził w
siedzibie Spółki kontrolę działalności
gospodarczej i finansowej Spółki obejmującą,
między innymi, kontrolę informacji
dotyczących prowadzonej księgowości,
należności, aktywów, kontraktów handlowych,
kwestii podatkowych, zagadnień związanych z
zatrudnieniem oraz sporami sądowymi (,,badanie
Due Diligence”) i

Exhibit 2.1

(D)	The Parties desire to enter into this Agreement pursuant to which, subject to satisfaction of the relevant Conditions Precedent, the Buyer shall purchase and the Seller shall sell the Shares (the “Transaction”).	(D)	Strony wyrażają chęć zawarcia niniejszej Umowy, na podstawie której, z zastrzeżeniem spełnienia stosownych Warunków Zawieszających, Kupujący nabędzie a Sprzedający sprzeda Akcje (,,Transakcja”);

THE PARTIES AGREE AS FOLLOWS:		STRONY POSTANAWIAJĄ, CO NASTĘPUJE:

ARTICLE 1. DEFINITIONS		ARTYKUŁ 1. DEFINICJE

1.1.	“Agreement” means this Conditional Share Purchase Agreement together with all its schedules and amendments as may be concluded in writing from time to time;	1.1.	,,Umowa” oznacza niniejszą Warunkową Umowę Sprzedaży Akcji łącznie z wszelkimi jej załącznikami i zmianami, jakie we właściwym czasie mogą zostać wprowadzone w formie pisemnej;

1.2.	“Base Purchase Price” means the amount of USD 6.000.000 (say: six million American Dollars);	1.2.	,,Podstawowa Cena Sprzedaży” oznacza kwotę 6.000.000 USD (słownie: sześć milionów dolarów amerykańskich);

1.3.	“Bank” means bank with whom the Parties shall conclude the Escrow Account Agreement;	1.3.	,,Bank” oznacza bank, z którym Strony zawrą Umowę Rachunku Powierniczego;

1.4.	“Business Day” means any day other than Saturday, Sunday or public holiday in Poland;	1.4.	,,Dzień Roboczy” oznacza dowolny dzień inny niż sobota, niedziela lub dni ustawowo wolne od pracy w Polsce;

1.5.	“Claim” means a claim which one Party can make against the other Party in respect of a breach of this Agreement (including the breach of any of the Warranties pursuant to Article 6);	1.5.	,,Roszczenie” oznacza roszczenie, jakie jedna Strona może wnieść w stosunku do drugiej Strony w związku z naruszeniem przez drugą Stronę postanowień niniejszej Umowy, (łącznie z naruszeniem któregokolwiek z udzielonych Oświadczeń) zgodnie z Artykułem 6;

1.6.	“Closing” means the completion of the Transaction contemplated in this Agreement, i.e., the transfer of legal title to the Shares from the Seller to the Buyer subject to satisfaction of all conditions specified herein.	1.6.	,,Zamknięcie” oznacza zakończenie Transakcji, o której mowa w Umowie, tzn. przeniesienie prawa własności do Akcji ze Sprzedającego na Kupującego, pod warunkiem łącznego spełniania wszystkich warunków opisanych w niniejszej Umowie;

1.7.	“Closing Date” means the date on which Closing takes place in accordance with this Agreement;.	1.7.	,,Data Zamknięcia” oznacza dzień, w którym, zgodnie z warunkami niniejszej Umowy, następuje Zamknięcie;

\

Exhibit 2.1

1.8.	“Conditions Precedent” means any of the suspensive conditions to the obligations of the Buyer and the Seller under this Agreement, as specified in Article 4.1.	1.8.	,,Warunki Zawieszające” oznacza dowolne warunki zawieszające odnoszące się do zobowiązań Kupującego i Sprzedającego wynikające z Umowy, zgodnie z Artykułem 4.1;

1.9.	“Depositary” means Beskidzki Dom Maklerski SA, joint stock company with its registered office in Bielsko — Biała, Poland at 27 Stojałowskiego Str. being a licensed brokerage house duly entitled to carry out services related sales and purchase of securities;	1.9.	,,Depozytariusz” oznacza Beskidzki Dom Maklerski SA, Spółka Akcyjna z siedzibą w Bielsku — Białej, Polska przy ul. Stojałowskiego 27, będącą licencjonowanym domem maklerskim upoważnionym do świadczenia usług w zakresie sprzedaży i zakupu papierów wartościowych;

1.10.	“Earn Out” shall have the meaning as defined in Article 3;	1.10.	,,Earn Out” ma znaczenie zgodne z definicją podaną w Artykule 3;

1.11.	“Employees” means employees of the Company within the meaning of Polish Labour Code and specified in Schedule 1.11.	1.11.	,,Pracownicy” oznacza pracowników Spółki w rozumieniu przepisów polskiego Kodeksu pracy wymienionych w Załączniku 1.11.

1.12.	“Employment Agreements” means employment agreements concluded with Employees of the Company, including Mrs. Urszula Michalczyk, Mr. Piotr Rozwadowski, and Mr. Szpineter Employment Agreement as well as provisions and regulations of the Collective Labor Agreement and the Company’s Social Benefit Fund, as well as supplemental Collective Labor Agreement (Pakt Pracowniczy) dated 17 April 2007;	1.12.	,,Umowy o Pracę” oznacza umowy o pracę zawarte z Pracownikami Spółki, w tym z Panią Urszulą Michalczyk, Panem Piotrem Rozwadowskim i Panem Jerzym Szpineterem oraz postanowienia Zakładowego Układu Zbiorowego Pracy, Regulaminu Pracy i Zakładowego Funduszu Świadczeń Socjalnych jak również Paktu Pracowniczego z dnia 17 kwietnia 2007;

1.13.	“Encumbrance” means a mortgage, charge, pledge, lien, option, similar charges, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;.	1.13.	,,Obciążenie” oznacza hipotekę, zastaw, opcje, podobne obciążenia, prawo pierwszeństwa, prawo pierwokupu, prawa lub interesy osób trzecich, innego rodzaju obciążenie lub wszelkiego rodzaju zabezpieczenie lub innego rodzaju porozumienie preferencyjne (włączając w to, lecz nie ograniczając się do, przeniesienia prawa własności lub porozumienia zastrzegającego prawo własności) mające podobny skutek;

1.14.	“Escrow Account” means the deposit account to be opened by the Parties in the Bank in accordance with this Agreement and the Escrow Agreement;	1.14.	,,Rachunek Powierniczy” oznacza rachunek depozytowy, jaki Strony otworzą w Banku na podstawie niniejszej Umowy oraz Umowy Rachunku Powierniczego;

Exhibit 2.1

1.15.	“Escrow Agreement” means the Escrow Account Agreement to be signed between the Parties and the Bank before Closing.	1.15.	,,Umowa Rachunku Powierniczego” oznacza umowę Rachunku Powierniczego, jaką Strony i Bank podpiszą przed Zamknięciem;

1.16.	“Hazardous Substances” means pollutants, contaminants, hazardous or toxic materials, wastes or chemicals capable of causing harm or damage to the environment within the meaning of Polish environmental protection laws;	1.16.	,,Substancje niebezpieczne” oznacza zanieczyszczenia, związki niebezpieczne lub toksyczne, odpady i związki chemiczne mogące wyrządzać szkody dla środowiska w rozumieniu polskich przepisów o ochronie środowiska;

1.17.	“Intellectual Property” or “Intellectual Property Rights” means trademarks, patents, copyrights, database rights, designs, models, software, domain names and trade names, and other intellectual property rights and author’s rights, whether registered or not, including applications for the registration of such rights that are used in or are necessary for the conduct of the Company and generally all rights giving their owner a right of use, together with all trading names, registered names, know-how and processes used in the conduct of the business activities of the Company, as listed in Schedule 6.9(i);	1.17.	,,Własność Intelektualna” lub ,,Prawa Własności Intelektualnej” oznaczają znaki towarowe, patenty, prawa autorskie, prawa do baz danych, projektów, wzorów, oprogramowania, nazw domen i nazw handlowych oraz wszelkie inne prawa własności intelektualnej i prawa autorskie, niezależnie od tego, czy takowe zostały zarejestrowane, czy nie, włączając w to wnioski służące do zarejestrowania takich praw, a które stosuje się do lub są niezbędne dla prowadzenia działalności Spółki oraz zasadniczo wszystkie prawa, na podstawie których ich właściciele mają prawo do korzystania z nich, włączając w to nazwy handlowe, nazwy zarejestrowane, know-how oraz procesy, które wykorzystywane są w ramach prowadzenia działalności gospodarczej Spółki wymienione i opisane w Załączniku 6.9(i);

1.18.	“Directors” means the current Members of the Management Board of the Company, i.e., Mr. Jerzy Szpineter, Mr. Piotr Rozwadowski and Mrs. Urszula Michalczyk;	1.18.	,,Dyrektorzy” oznacza aktualnych Członków Zarządu Spółki tj. Pana Jerzego Szpinetera, Pana Piotra Rozwadowskiego i Panią Urszulę Michalczyk;

Exhibit 2.1

1.19.	“Law” means any applicable law, act, statute, code, ordinance, rule, regulation or other requirement of any nation or government, any state or other political subdivision thereof, or any government authority, agency, department, board, commission or instrumentality of any such nation, government, state or political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any federal, state, local or foreign court, tribunal or arbitrator of competent jurisdiction.	1.19.	,,Prawo” oznacza wszelkie właściwe przepisy, ustawy, statuty, kodeksy, rozporządzenia, zasady, regulaminy lub inne wymagania dowolnego kraju lub rządu, dowolnego stanu lub innej jednostki podziału terytorialnego lub dowolnych władz państwowych, instytucji państwowej, departamentu, komitetu, komisji lub instytucji takiego kraju, rządu, stanu lub innej jednostki podziału terytorialnego sprawującej władzę wykonawczą, prawodawczą lub sądowniczą, regulacyjną lub administracyjną w odniesieniu do rządowego, federalnego, stanowego lokalnego lub zagranicznego sądu, trybunału lub sądu arbitrażowego o stosownej właściwości miejscowej;

1.20.	“Lease Agreements” means the lease agreements, for the Real Estate, entered into by the Company in the conduct of its normal business;	1.20.	,,Umowy Dzierżawy” oznacza umowy dzierżawy lub najmu nieruchomości, jakie Spółka zawarła w ramach prowadzenia działalności gospodarczej;

1.21.	“Material Contracts” means contracts having material importance for running by the Company a normal course of business, including commercial contracts with its customers, energy supplies contracts, finance agreements, as listed in Schedule 1.21;	1.21.	,,Istotne Kontrakty” oznaczają kontrakty mające istotne znaczenie dla prowadzenia przez Spółkę normalnej działalności, włączając w to kontrakty handlowe z jej klientami, kontrakty na dostawę energii, umowy finansowe wymienione w Załączniku 1. 21;

1.22.	“OCCP” means the Polish Office for Competition and Consumer Protection (Urząd Ochrony Konkurencji i Konsumenta);	1.22.	,,UOKiK” oznacza polski Urząd Ochrony Konkurencji i Konsumentów;

1.23.	“PCC Act” means the Polish Act on the Protection of Competition and Consumers of 15 December 2000 (Journal of Laws No. 122, item 1319, as amended) (Ustawa o ochronie konkurencji i konsumentów z dnia 15 grudnia 2000 r.; Dz. U. nr 122, poz. 1319, ze zmianami);	1.23.	,,Ustawa OKK” oznacza polską Ustawę o ochronie konkurencji i konsumentów z dnia 15 grudnia 2000 r.; Dz. U. nr 122, poz. 1319, ze zmianami;

1.24.	“PLN” means Polish zloty and “USD” means American Dollar;	1.24.	,,PLN” oznacza polski złoty; a ,,USD” oznacza dolara amerykańskiego;

1.25.	“Real Estate” means any real estate owned or usufructed (użytkowanie wieczyste) (or co-usufructed) by the Company, as listed in Schedule 1.25;	1.25.	,,Nieruchomość” oznacza dowolną nieruchomość będącą własnością lub będącą w użytkowaniu wieczystym (lub współużytkowaniu wieczystym) Spółki, zgodnie z Załącznikiem 1.25;

1.26.	“Reserve” means the amount of USD 1.000.000 (say: one million American Dollars). The Reserve shall be deposited in the Escrow Account to be used to satisfy any obligation of the Seller to the Buyer arising from this Agreement, and after expiration of the period specified in the Escrow Agreement, the remaining part of the Reserve deposited into the Escrow Account shall be released to the Seller in accordance with provisions of this Agreement and of the Escrow Agreement.	1.26.	,,Rezerwa” oznacza kwotę w wysokości 1.000.000,00 USD (słownie: jeden milion dolarów amerykańskich). Rezerwa zostanie zdeponowana na Rachunku Powierniczym i przeznaczona na zaspokojenie zobowiązań Sprzedającego w stosunku do Kupującego wynikających z tej Umowy. Po wygaśnięciu okresu określonego w Umowie Rachunku Powierniczego, pozostała na tym Rachunku cześć Rezerwy zostanie wydana Sprzedającemu zgodnie z postanowieniami niniejszej Umowy i Umowy Rachunku Powierniczego.

Exhibit 2.1

1.27.	“Shares” means 70.971 A series bearer shares and 130.000]B series bearer shares of the Company, with a nominal value of PLN 2,29 (say two twenty nine) each A series and B series share, held by the Seller; all these A series and B series shares together representing 83,74% of the share capital and voting rights of the Company;	1.27.	,,Akcje” oznacza 70.971 akcji Spółki serii A na okaziciela oraz 130.000 akcji Spółki serii B na okaziciela o cenie nominalnej 2,29 złotych (słownie dwa złote dwadzieścia dziewięć groszy) za każdą akcję serii A i serii B, jaką posiada Sprzedający; wszystkie takie akcje serii A i B łącznie stanowią 83,74% kapitału akcyjnego oraz prawa głosu Spółki;

1.28.	“Tax”, “Taxes” or “Taxation” means all direct or indirect taxes, charges including taxes on income or profits, withholding taxes, deductions, property taxes (including perpetual usufruct fees), value added taxes, stamp or registration duties, fiscal, customs and excise duties, sales taxes, licence fees or direct debits or social contributions (ZUS) for which the Company is liable under all regulations applicable thereto, and generally all taxes and deductions based on all or part of any remuneration, including all interest, fines, penalties, and other charges relating thereto;	1.28.	,,Podatek”, ,,Podatki” lub ,,Opodatkowanie” oznacza wszelkie podatki bezpośrednie lub pośrednie, oraz opłaty, włączając w to podatek dochodowy, podatek potrącony, odliczenia, podatki od nieruchomości (łącznie z kosztami użytkowania wieczystego), podatek od towarów i usług, koszty podatkowe, opłaty celne oraz akcyzy, podatki od sprzedaży, opłaty licencyjne lub składki na ubezpieczenie społeczne, za jakie Spółka odpowiada na mocy przepisów właściwych oraz zasadniczo wszelkie podatki i potrącenia związane z całością lub częścią wynagrodzeń, włączając w to wszelkie odsetki, grzywny, kary i inne związane z nimi obciążenia;

1.29.	“US GAAP” means United States Generally Accepted Accounting Principals;.	1.29.	,,US GAAP” oznacza Ogólnie Przyjęte w Stanach Zjednoczonych Zasady Rachunkowości (United States Generally Accepted Accounting Principals);

1.30.	“Warranties” means the representations and warranties of the Parties set out in Article 6. and Article 7 of this Agreement;	1.30.	,,Oświadczenia” oznacza wszelkie zapewnienia i oświadczenia Stron znajdujące się w Art.. 6 i Artykule 7 niniejszej Umowy;

ARTICLE 2. SALE AND PURCHASE OF THE SHARES/ THE PURCHASE PRICE		ARTYKUŁ 2. SPRZEDAŻ I ZAKUP AKCJI/CENA SPRZEDAŻY

2.1.	Sale and Purchase	2.1.	Sprzedaż i zakup

2.1.1.	The Seller hereby sells and the Buyer hereby purchases the Shares, free from any Encumbrances, pursuant to the terms and conditions of this Agreement, for the consideration set out in Article 2.2. The legal title to the Shares shall be automatically transferred to the Buyer on the Closing Date in accordance with Article 5.3;	2.1.1.	Sprzedający niniejszym sprzedaje, a Kupujący niniejszym kupuje Akcje, wolne od wszelkich obciążeń, zgodnie z zasadami niniejszej Umowy, na podstawie warunków określonych w Artykule 2.2. Prawo własności Akcji przechodzi na Kupującego w Dacie Zamknięcia, zgodnie z postanowieniami Artykułu 5.3;

Exhibit 2.1

2.1.2.	On the Closing Date, the Buyer shall acquire the Shares free and clear from any Encumbrances and together with all rights attached to them, including the right to receive dividends for 2006 and previous financial years (subject to provisions of Article 7), if for such years the Company has any undistributed profit, regardless if such dividend has been approved or not by the relevant authority of the Company;	2.1.2.	W Dacie Zamknięcia Kupujący nabędzie Akcje wolne od wszelkich Obciążeń wraz z prawami, jakie w związku z nimi przysługują, łącznie z prawem do dywidendy za rok 2006 oraz poprzednie lata obrotowe (z zastrzeżeniem postanowień Artykułu 7), jeśli za te lata Spółka posiada jakiś niepodzielony zysk, niezależnie od tego, czy dywidenda taka została zatwierdzona przez właściwe organy Spółki;

2.2.	Purchase Price for the Shares	2.2.	Cena sprzedaży Akcji

The Purchase Price for the Shares consists of:		Na cenę sprzedaży Akcji składają się:

	(i) the Base Purchase Price of an amount of USD 6,000,000 (say: six million american dollars) and		(i) Podstawowa Cena Sprzedaży w kwocie 6.000.000,00 USD (słownie: sześć milionów dolarów ameykańskich) oraz

	(ii) the Earn Out, paid on the terms and conditions set out in Article 3 below.		(ii) Earn Out, wypłacona na warunkach określonych w Artykule 3 poniżej.

2.3.	Transfers from the Escrow Account shall be regulated in more details in the Escrow Agreement.	2.3.	Przelewy wykonywane z Rachunku Powierniczego podlegają warunkom szczegółowym określonym w Umowie Rachunku Powierniczego

ARTICLE 3 THE EARN OUT		ARTYKUŁ 3 EARN OUT

3.1.	The Earn Out shall be based on the Company's ability to reach a net profit of PLN 2,670,000 for the first twelve months of ownership of the Shares by the Buyer. The net profit mentioned above shall be calculated in accordance with provisions of Schedule 3.1. hereto.	3.1.	Earn Out uzależniony jest od tego, czy Spółka za okres pierwszych dwunastu miesięcy po nabyciu Akcji przez Kupującego będzie w stanie uzyskać zysk netto wynoszący 2.670.000 PLN. Zysk o którym mowa w zdaniu poprzednim zostanie ustalony w sposób opisany w Załączniku 3.1.

3.2.	Subject to provisions of Article 3.3. and Article 3.4., the Parties estimate that the Earn Out shall amount to equivalent of USD 1.000.000 (say: one million american dollars), however this amount will be solely determined by Article 3.3.	3.2.	Z zastrzeżeniem postanowień Artykułu 3. 3. i Artykułu. 3.4., Strony przewidują, że Earn Out równa będzie kwocie 1.000.000,00 USD (słownie: jeden milion dolarów amerykańskich), jednak ostateczna kwota będzie ustalona wyłącznie na podstawie Artykułu 3.3.

3.3.	If the net profit of the Company for the 12 (twelve) months of ownership of the Shares by the Buyer deviates from the amount set forth in Article 3.1. above, the Earn Out will be reduced or increased in accordance with provisions of Schedule 3.3.	3.3.	Gdy zysk netto Spółki za okres pierwszych 12 (dwunastu) miesięcy po nabyciu akcji przez Kupującego będzie inny od kwoty określonej w Artykule 3.1., Earn Out zostanie skorygowana w sposób opisany w Załączniku 3.3.

Exhibit 2.1

3.4.	The Earn Out shall be paid within 30 days from delivery of opinion issued by independent auditors, as set forth in Schedule 3.1. above with regard to financial statements listed thereunder.	3.4.	Earn Out zostanie wypłacona w ciągu 30 dni od dostarczenia przez niezależnego audytora, o którym mowa w Załączniku 3.1. opinii co do sprawozdań finansowych wymienionych w tym Załączniku.

3.5.	Payment of the Earn Out shall be made by the Buyer to the bank account of the Seller no. 91 1030 1087 0000 0000 8353 9011 held by Citibank Handlowy SA, branch in Bielsko Biała.	3.5.	Kupujący dokona zapłaty Earn Out na rachunek bankowy Sprzedającego nr 91 1030 1087 0000 0000 8353 9011 prowadzony w Citibank Handlowy SA, Oddział Bielsko Biała .

3.6.	The Buyer undertakes to provide the Seller or independent auditors appointed by the Seller with all accounting and finance documents of the Company which may be necessary to verify the Seller’s right to receive the Earn Out, provided that the Seller undertakes (by a way of written statement) to keep all such documents, information and data in strict confidence.	3.6.	Kupujący zobowiązuje się udostępnić wszystkie dokumenty finansowo-księgowej Spółki Sprzedającemu lub wskazanym przez niego niezależnym audytorom celem weryfikacji prawa Sprzedającego do otrzymania Earn Out, pod warunkiem, że Sprzedający zobowiąże się (w drodze pisemnego oświadczenia) do zachowania w poufności wszelkich przekazanych w ten sposób dokumentów, informacji i danych.

3.7.	Except as provided herein, in case of termination of the Employment Agreement made between the Company and Mrs. Urszula Michalczyk or Mr. Piotr Rozwadowski or Mr. Jerzy Szpineter within first 12 months from Closing or in case of dismissal of Mrs. Urszula Michalczyk or Mr. Piotr Rozwadowski or Mr. Jerzy Szpineter from the Management Board of the Company in the above 12 month period, the Seller shall have a right to Earn Out, to be payable in accordance with this Article 3, provided that in such case amount of Earn Out shall not be less than USD 1,000,000 (say: one million American dollars). The provisions herein will not apply where any one of the Directors are terminated or dismissed due to a material breach of employment duties within the meaning of Polish labour law, in which case the Earn Out will be payable as determined by Articles 3.1-3.6.	3.7.	Z zastrzeżeniem wyjątków opisanych poniżej, w przypadku rozwiązania Umów o Pracę przez Spółkę z Panią Urszulą Michalczyk lub Panem Jerzym Szpineterem lub Panem Piotrem Rozwadowskim w okresie pierwszych dwunastu miesięcy po Zamknięciu lub w przypadku odwołania Pani Urszuli Michalczyk lub Pana Jerzego Szpinetera lub Pana Piotra Rozwadowskiego z Zarządu Spółki w tym okresie Sprzedający uzyskuje prawo do wypłaty całości kwoty Earn Out, która będzie płatna zgodnie z postanowieniami niniejszego Artykułu 3, przy czym w takiej sytuacji kwota Earn Out nie będzie niższa niż 1.000.000 USD (słownie: milion dolarów amerykańskich). Powyższe postanowienia nie znajdą zastosowania w przypadku odwołania któregokolwiek z Dyrektorów lub rozwiązania z nim Umowy o Pracę na skutek istotnego naruszenia obowiązków pracowniczych w rozumieniu przepisów polskiego prawa pracy, co spowoduje, że Earn Out będzie płatny zgodnie z zasadami Artykułu 3.1-3.6.

Exhibit 2.1

ARTICLE 4 CONDITIONS PRECEDENT FOR CLOSING			ARTYKUŁ 4 WARUNKI ZAWIESZAJĄCE DOTYCZĄCE ZAMKNIĘCIA

4.1.	Closing shall be conditional on the Conditions Precedent being satisfied (or waived in writing by the Buyer, as provided by Article 4.4.). The Conditions Precedent are as follows:		4.1.	Zamknięcie ma charakter warunkowy i jest uzależnione od spełnienia Warunków Zawieszających (lub od zwolnienia z nich przez Kupującego w formie pisemnej, zgodnie z Artykułem 4.4.). Warunki Zawieszające są następujące:

	(i)	the Buyer having obtained a clearance from the President of OCCP for transfer of the Shares, in accordance with the OCCP Act, if necessary;		(i)	Kupujący uzyska zgodę Prezesa UOKiK na nabycie Akcji zgodnie z Ustawą OKK o ile będzie ona wymagana;

	(ii)	the Buyer having obtained a clearance from the Minster of Internal Affairs and Administration for acquisition of the Shares as required under the Act on Acquisition of Real Estates by Foreigners of 20 March 1920;		(ii)	Kupujący uzyska zezwolenie Ministra Spraw Wewnętrznych i Administracji na nabycie Akcji zgodnie z wymogami Ustawy o nabywaniu nieruchomości przez cudzoziemców z dnia 20 marca 1920 r.;

	(iii)	the Parties shall enter into Escrow Account Agreement;		(iii)	Strony zawrą Umowę Rachunku Powierniczego;

	(iv)	the Buyer shall pay the Reserve into the Escrow Account;		(iv)	Kupujący wpłaci Rezerwę na Rachunek Powierniczy;

Exhibit 2.1

	(v)	The Seller having delivered to the Buyer a resolution of the Seller’s General Shareholders’ Meeting, giving a consent to the transfer of shares in favour of the Buyer;		(v)	Sprzedający dostarczy Kupującemu uchwałę Zgromadzenia Wspólników Sprzedającego wyrażającą zgodę na zbycie Akcji na rzecz Kupującego;

	(vi)	The Seller having not been in material breach with respect of any of its Warranties or obligations in this Agreement;		(vi)	Sprzedający nie dopuści się istotnego naruszenia żadnych Oświadczeń ani żadnych zobowiązań wynikających z Umowy;

	(vii)	The Buyer having not been in material breach with respect of any of its Warranties or obligations in this Agreement;		(vii)	Kupujący nie dopuści się istotnego naruszenia żadnych Oświadczeń ani żadnych zobowiązań wynikających z Umowy;

	(viii)	The Seller has legal and valid title to the Shares;		(viii)	Sprzedający posiada pełny tytuł prawny do Akcji;

	(ix)	The Directors having executed their respective Employment Agreements (with their effectiveness from the Closing Date);		(ix)	zostały zawarte Umowy o Pracę z Dyrektorami (z mocą obowiązującą od Daty Zamknięcia).

4.2.	Each Party shall use its best efforts to achieve satisfaction of the Conditions Precedent incumbent upon it as soon as practically possible. The Parties shall provide each other with all information, documents or assistance necessary for the satisfaction of those of the Conditions Precedent that may not be satisfied by the respective Party otherwise than with the assistance of another Party or Parties. Immediately after execution of this Agreement, the Seller will cause that General Shareholders’ Meeting of the Seller adopts resolution giving consent to the transfer of Shares in favour of the Buyer.		4.2.	Każda ze Stron uczyni wszystko, co w jej mocy, aby — jak tylko jest to możliwe — wypełnić postanowienia spoczywających na niej Warunków Zawieszających. Strony przekażą sobie nawzajem informacje, dostarczą dokumenty oraz będą służyły pomocą niezbędną dla wypełnienia tych Warunków Zawieszających, których dana Strona nie jest w stanie wypełnić inaczej jak z pomocą drugiej Strony lub Stron. Bezzwłocznie po zawarciu niniejszej Umowy, Sprzedający spowoduje że Zgromadzenie Wspólników Sprzedającego podejmie uchwałę w sprawie wyrażenia zgody na sprzedaż Akcji na rzecz Kupującego.

4.3.	The Parties shall promptly deliver to each other reasonably satisfactory evidence of the satisfaction of the Conditions Precedent. Immediately upon, but in any case not later than within 5 (five) Business Days from satisfaction (and/or waiver, as the case may be) of all Conditions Precedent, the Parties shall sign the document substantially in the form of Schedule 5.3 (i), confirming satisfaction of the Conditions Precedent.		4.3.	Strony bezzwłocznie przekażą sobie nawzajem racjonalny i wystarczający dowód na wypełnienie Warunków Zawieszających. Następnie, bezzwłocznie, lecz w żadnym wypadku nie później niż w ciągu 5 (pięciu) Dni Roboczych, od momentu wypełnienia (i/lub cofnięcia, w zależności od sytuacji) wszystkich Warunków Zawieszających, Strony podpiszą dokument, zasadniczo zgodny z wzorem opisanym w Załączniku 5.3 (i), potwierdzający wypełnienie Warunków Zawieszających.

Exhibit 2.1

4.4.	At any time the Buyer may waive any of the Conditions Precedent, provided in Article 4.1(v) and 4.1(vi), by a written notice to the Seller.	4.4.	W dowolnym momencie Kupujący może uchylić którykolwiek z Warunków Zawieszających, o których mowa w Artykule 4.1. (v) i 4.1. (vi), przekazując w tym celu Sprzedającemu pisemne zawiadomienie.

4.5.	If by September 30, 2007 the Conditions Precedent have not been satisfied and/or, if applicable, waived by the Buyer pursuant to Article 4.4, this Agreement shall automatically terminate on September 30, 2007 with immediate effect.	4.5.	Jeśli do dnia 30 września 2007 r. Warunki Zawieszające nie zostaną spełnione i/lub, w zależności od sytuacji, Kupujący nie uchyli ich zgodnie z Artykułem 4.4., wówczas Umowa niniejsza ulega automatycznemu rozwiązaniu z dniem 30 września 2007 r. ze skutkiem natychmiastowym.

4.6.	Each Party’s further rights and obligations shall cease immediately on termination made in the circumstances referred to in Article 4.5. However, the termination shall not affect a Party’s rights and obligations accrued as at the date of termination, including in specific confidentiality. In case of termination of the Agreement the Buyer shall have a right to demand immediate release of the Reserve for its benefit.	4.6.	Pozostałe prawa i obowiązki każdej ze Stron wygasają bezzwłocznie w przypadku rozwiązania Umowy w trybie Artykułu 4.5. Rozwiązanie Umowy w tym trybie nie wpływa jednak na prawa i obowiązki Stron powstałe do dnia rozwiązania Umowy, włączając w to w szczególności zobowiązania do zachowania poufności. W przypadku rozwiązania Umowy, Kupujący ma prawo zażądać natychmiastowej wypłaty Rezerwy.

4.7.	If the Closing does not take place due to non satisfaction of any Condition Precedents set out above for reasons for which one of the Parties is liable, the other Party may claim compensation in accordance with generally applicable regulations of the Polish Civil Code.	4.7.	Jeżeli nie dojdzie do Zamknięcia na skutek nie spełnienia się któregokolwiek z Warunków Zawieszających opisanych powyżej na skutek okoliczności za które odpowiedzialność ponosi jedna ze Stron, druga Strona będzie uprawiona do żądania zapłaty odszkodowania na zasadach ogólnych.

Exhibit 2.1

ARTICLE 5 CLOSING			ARTYKUŁ 5 ZAMKNIĘCIE

5.1.	Closing shall take place upon satisfaction of all Conditions Precedent (or their waiver by the Buyer, as the case may be) and shall include actions specified in Article 5.3. below. Closing shall take place on the last day of calendar month when all Conditions Precedent shall have been satisfied or waived, as provided in Article 4.3., unless the Parties agree otherwise.		5.1.	Do Zamknięcia dochodzi po spełnieniu wszystkich Warunków Zawieszających (lub ich cofnięcia przez Kupującego, w zależności od sytuacji) i wraz z dokonaniem wszystkich czynności opisanych w Artykule 5.3. poniżej. Zamkniecie nastąpi w ostatnim dniu kalendarzowym danego miesiąca, w którym nastąpiło spełnienie lub uchylenie Warunków Zawieszających, zgodnie z art. 4.3 chyba, że Strony postanowią inaczej.

5.2.	Closing shall take place at the premises of the Company, or at any other place agreed by the Parties.		5.2.	Zamknięcie ma miejsce na terenie Spółki lub w dowolnym innym uzgodnionym przez Strony miejscu.

5.3.	At Closing, the Parties shall carry out the following actions in the following sequence:		5.3.	W ramach Zamknięcia Strony wykonają następujące czynności, w podanej poniżej kolejności:

	(i)	the Parties shall sign the document substantially as in the form presented in Schedule 5.3(i) confirming satisfaction of the relevant Conditions Precedent;		(i)	Strony podpiszą dokument, którego postać będzie zasadniczo odpowiadała tej przedstawionej w Załączniku 5.3 (i) potwierdzający wypełnienie właściwych Warunków Zawieszających;

	(ii)	the Parties and the Depositary shall sign the share transfer instrument substantially as in the form presented in Schedule 5.3(ii);		(ii)	Strony i Depozytariusz podpiszą oświadczenie o zbyciu Akcji, którego postać będzie zasadniczo odpowiadała tej przedstawionej w załączniku 5.3. (ii);

	(iii)	the Buyer shall transfer USD 5,000,000 (say: five million American dollars) (i.e. the Base Purchase Price less the Reserve) to the Seller's bank account no. 91 1030 1087 0000 0000 8353 9011 held by Citibank Handlowy SA, branch in Bielsko Biała and		(iii)	Kupujący dokona przelewu kwoty 5.000.000 USD (słownie: pięć milionów dolarów amerykańskich) (tj. Podstawowa Cena Sprzedaży pomniejszona o Rezerwę) na rachunek bankowy Sprzedającego nr 91 1030 1087 0000 0000 8353 9011 prowadzony w Citibank Handlowy SA, Oddział Bielsko Biała and

	(iv)	the The Depositary shall confirm in writing registration of transfer of Shares and entry of the Buyer as the holder of Shares in the share register of the Company maintained by the Depositary.		(iv)	Depozytariusz potwierdzi na piśmie fakt zarejestrowania przeniesienia akcji oraz fakt wpisania Kupującego jako posiadacza Akcji do rejestru akcjonariuszy Spółki prowadzonego przez Depozytariusza.

Exhibit 2.1

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE SELLER			ARTYKUŁ 6. OŚWIADCZENIA I ZAPEWNIENIA SPRZEDAJĄCEGO

6.1.	The Seller hereby represents and warrants that all information, data and documents provided to the Buyer in course of Due Diligence (in written or oral form or electronically) have been, as of the date of their delivery to the Buyer, complete and true and according to the best knowledge of the Seller, acting with due diligence, they present a complete, true and fair view of the Company for the purposes of the Transaction. The Seller hereby provides the Buyer with the following representations and warranties which have been made according to the best knowledge of the Seller as of the date of this Agreement:		6.1.	Sprzedający oświadcza i zapewnia, że wszelkie informacje, dane oraz dokumenty przekazane Kupującemu w ramach badania Due Diligence (w formie pisemnej, ustnej lub elektronicznej) były na dzień ich przekazania Kupującemu kompletne i prawdziwe oraz, że według najlepszej wiedzy i przy zachowaniu należytej staranności Sprzedającego oddają one pełny prawdziwy i i rzetelny obraz Spółki dla celów Transakcji. Ponadto, Sprzedający udziela Kupującemu następujących oświadczeń i zapewnień, które Sprzedający składa według swojej najlepszej wiedzy jaką posiada w dniu zawierania niniejszej Umowy:

6.2.	Seller's authority		6.2.	Uprawnienia Sprzedającego

	(i)	The Seller has full right, power and authority to enter into this Agreement and to perform its obligations hereunder and in accordance with any other document or instrument made in connection with this Agreement;		(i)	Sprzedający posiada pełne prawo, umocowanie i upoważnienie do zawarcia niniejszej Umowy i wykonywania obowiązków wynikającej z niej oraz wszelkich dokumentów lub instrumentów w sporządzonych w związku z niniejszą Umową;

	(ii)	The execution of the Agreement and the performance by the Seller of its obligations under the Agreement and any other documents to be executed by the Seller pursuant to or in connection with the Agreement will not result in a breach of any agreements or other obligations of the Seller;		(ii)	Wykonanie niniejszej Umowy oraz wykonanie przez Sprzedającego swoich obowiązków wynikających z niej oraz z dokumentów w związku z niniejszą Umową lub sporządzonych na podstawie niniejszej Umowy nie spowoduje naruszenia żadnej z umów lub innych obowiązków Sprzedającego;

6.3.	Incorporation and corporate affairs of the Company.		6.3.	Wpis do rejestru oraz sprawy handlowe Spółki.

	(i)	The Company is a Polish joint stock company (spółka akcyjna) duly created under Polish law. The copies of the excerpt from the Register of Entrepreneurs and the Company’s Articles of Association are attached as Schedule 6.3.(i) hereto and all such copies are true, accurate, up-to-date, complete and reflect the present status of the Company.		(i)	Spółka jest polską spółką akcyjną zawiązaną na mocy prawa polskiego. Egzemplarze wyciągu z Rejestru Przedsiębiorców oraz Statutu Spółki stanowią Załącznik 6.3. (i) do Umowy i wszystkie takie egzemplarze to dokumenty autentyczne, dokładne, aktualne, kompletne.

Exhibit 2.1

(ii)	The Seller's contributions to the Company as well as receipt of any funds from the Company have been made in compliance with all material Polish legal requirements and all requirements of regulatory authorities, if necessary.	(ii)	Sprzedający wniósł na rzecz Spółki wkłady oraz otrzymał ze strony Spółki wszelkie środki finansowe zgodnie z wszelkimi istotnymi wymogami prawa polskiego oraz, jeśli to konieczne, wymogami organów regulacyjnych;

(iii)	All constitutional and other corporate documentation of the Company required by the Law, including but not limited to the statutory documents, articles of association, annual reports, permits and licences have been obtained, made, executed and maintained properly and correctly in accordance with the legal requirements and kept at the location of the management of the Company (in accordance with applicable laws). Furthermore, these are true, accurate, up-to-date and complete, and all registrations and applications relating thereto have been fulfilled, and all applicable fees have been paid. There are no registrations of changes pending with the relevant authorities. The Company is not in violation of the Law, and its articles of association or resolutions of any of its managing bodies.	(iii)	Wszelkie dokumenty ustanawiające Spółkę oraz dokumentacja dotycząca spraw Spółki, jakiej wymaga prawo, włączając w to, lecz nie ograniczając się do dokumentów statutowych, statutu Spółki, sprawozdań rocznych, pozwoleń i licencji, zostały uzyskane, sporządzone, wykonane i są przechowywane w sposób należyty i zgodnie z wymogami prawnymi oraz są archiwizowane (zgodnie z właściwymi przepisami) w miejscu zarządu Spółki. Ponadto, są one autentyczne, dokładne, aktualne i kompletne, a wszystkie odnoszące się do nich wpisy i wnioski zostały wypełnione, a wszystkie wymagane opłaty zostały dokonane. U właściwych władz aktualnie nie oczekuje się na żadne wpisy dotyczące wprowadzonych zmian. Spółka nie narusza żadnego Prawa ani postanowień swojego statutu, ani żadnych uchwał swoich organów.

(iv)	All meetings of the managing bodies of the Company were duly convened and secured, none of the members of any managing bodies has or will challenge any of the decisions of any managing body. All decisions of the managing bodies of the Company are taken in accordance with the Law and the articles of association of the Company are valid. The Seller shall not challenge the validity of any decision of the managing body of the Company;	(iv)	Wszystkie posiedzenia organów Spółki zostały zwołane i zorganizowane w sposób należyty a żaden członek takich organów nie wniósł ani nie wniesie sprzeciwu, co do podjętych przez takie organy decyzji. Wszystkie decyzje organów Spółki podejmowane zgodnie z Prawem i statutem Spółki są ważne. Sprzedający nie zakwestionuje ważności żadnej podjętej przez organ Spółki decyzji;

Exhibit 2.1

	(v)	No voluntary or compulsory liquidation proceedings, or insolvency or bankruptcy proceedings have been initiated, threatened or warned with respect to the Company and/or the Seller. The Company and/or the Seller has not filed any petition for its liquidation, it is not insolvent within the meaning of the Law or similar requirements, and has not made any assignment in favour of its creditors (except for insurance policies being assigned for banks and/or leasing companies), nor has any administration order been presented in respect of the Company. The Company has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of the Company, or the liquidation or cessation of the Business of the Company.		(v)	W stosunku do Spółki i/lub Sprzedającego nie toczą się żadne dobrowolne ani przymusowe postępowania likwidacyjne, o niewypłacalność lub upadłościowe, ani nie istnieje zagrożenie w postaci wszczęcia takiego postępowania ani też Spółka i/lub Sprzedający nie otrzymali żadnego o tym ostrzeżenia. Spółka i/lub Sprzedający nie złożyli wniosku o wszczęcie postępowania likwidacyjnego, nie są niewypłacalni w znaczeniu właściwych przepisów prawa, zasad ani regulacji lub podobnych wymogów oraz nie dokonali na rzecz swoich wierzycieli cesji (poza przelewami praw z polis ubezpieczeniowych na rzecz banków i firm leasingowych) ani nie wystawiono w stosunku do nich nakazu administracyjnego. Spółka nie rozpoczęła postępowania układowego ze swoimi wierzycielami ani postępowania w sprawie rozwiązania lub likwidacji.

6.3.[1]	Share capital and the Shares		6.3 [1]	Kapitał akcyjny i Akcje

	(i)	The Seller owns the Shares in the Company;		(i)	Sprzedający jest właścicielem Akcji Spółki;

	(ii)	The Shares comprise 83,74% of the total share capital of the Company and are fully paid up and authorized;		(ii)	Akcje obejmują 83,74% ogólnego kapitału zakładowego Spółki i zostały w pełni opłacone;

	(iii)	The Seller has the right to sell and transfer the Shares to the Buyer. Upon the transfer of the Shares, the Buyer will acquire good and valid sole title to the Shares free and clear of any and all Encumbrances;		(iii)	Sprzedający ma prawo sprzedać i przenieść Akcje na rzecz Kupującego. W momencie przejścia Akcji, Kupujący nabędzie Akcje wolne od wszelkich obciążeń;

Exhibit 2.1

	(iv)	The Company and the Directors are not subject to any agreements or commitments of any character obligating the Company to issue any shares or evidencing the right to obtain, purchase or subscribe for its current or future shares. There are no outstanding or valid decisions of the Company to issue new shares, to divide or merge existing shares, or to increase or decrease the share capital;		(iv)	Spółka ani Dyrektorzy nie podlegają żądnym umowom ani zobowiązaniom, na podstawie których Spółka miałaby obowiązek emitowania akcji lub stanowiących prawo do uzyskania, zakupu lub subskrybowania jej aktualnych lub przyszłych akcji. Nie istnieją żadne zaległe ani ważne decyzje Spółki o emisji nowych akcji, o podziale lub konsolidacji istniejących akcji lub o zwiększeniu lub zmniejszeniu kapitału akcyjnego;

	(v)	The Shares have been validly issued, fully paid for and are free and clear of any Encumbrance and there is no agreement to create any Encumbrance over any such Shares. The Shares of the Company are not subject to any options or commitments of any character obligating the Seller or the Company to transfer the shares to any person other than the Buyer;		(v)	Akcje zostały wyemitowane w sposób ważny, w pełni opłacone i pozostają wolne od wszelkich obciążeń i brak jakiejkolwiek umowy o stworzeniu nowego obciążenia w stosunku do takich akcji. Akcje Spółki nie podlegają żadnym opcjom ani zobowiązaniom o charakterze, który obligowałby Sprzedającego lub Spółkę do przekazania akcji osobom innym niż Kupujący;

	(vi)	The Company has no dependant companies (within the meaning of the Polish Code of Commercial Companies) (except for dominant/dependent position vis a vis the Seller) and does not hold any interest in any entities (except for shares in Aqua SA in Bielsko- Biała);		(vi)	Spółka nie posiada spółek zależnych (w znaczeniu polskiego Kodeksu Spółek Handlowych) (z wyjątkiem relacji zależności/dominacji ze Sprzedającym) i nie posiada udziałów kapitałowych w żadnych podmiotach (z wyjątkiem akcji spółki Aqua SA w Bielsku-Biała);

6.4.	Accounting records and Finance		6.4.	Dokumentacja rachunkowa i finanse

	(i)	All accounting records of the Company are drawn up and kept by the Company pursuant to the Polish law requirements and standards applicable to such records in Poland;		(i)	Spółka sporządza i prowadzi całą swoją dokumentację rachunkową zgodnie z wymogami prawa polskiego oraz standardami odnoszącymi się do takiej dokumentacji w Polsce;

	(ii)	All accounting records, including the financial statements as of 31 December 2006 and those as of Closing, give and shall give a true and fair view of the financial position and results of the operations of the Company;		(ii)	Cała dokumentacja rachunkowa, włączając w to sprawozdania finansowe na dzień 31 grudnia 2006 r. oraz na Datę Zamknięcia przedstawia oraz będzie przedstawiać faktyczny i uczciwy obraz sytuacji finansowej i wyników finansowych z działalności Spółki;

Exhibit 2.1

	(iii)	The Company has no obligations, commitments or liabilities, which are not shown or provided for in the accounts of the Company or in Schedule 6.12(v);		(iii)	Spółka nie posiada żadnych zobowiązań ani pasywów, które nie są ujawnione w księgach rachunkowych lub w Załączniku 6.12.(v);

6.5.	Personnel of the Company		6.5.	Pracownicy Spółki

	(i)	The Buyer has been provided with the complete list of Employees of the Company as well as their salaries, on Schedule 1.11;		(i)	Kupujący uzyskał pełen wykaz Pracowników Spółki wraz z wykazem ich wynagrodzenia wykazanego w Załączniku 1.11;

	(ii)	All Employment Agreements with the Employees contain terms and conditions entered into in the normal course of business, meet all requirements stemming from applicable regulations and have been properly and validly concluded.		(ii)	Wszelkie Umowy o Pracę z Pracownikami zawierają warunki, które zostały wprowadzone w ramach prowadzenia normalnej działalności Spółki i zgodne są z wszelkimi wymogami wynikającymi z właściwych przepisów oraz zawarte zostały w sposób właściwy i ważny;

	(iii)	As of the date of this Agreement none of the Employees has given or received notice of termination of his employment (unless otherwise provided in Schedule 6.5(iii));		(iii)	Według stanu na dzień zawarcia niniejszej Umowy, żaden z Pracowników nie wręczył ani nie otrzymał oświadczeń o rozwiązaniu umów o pracę (o ile nie wskazano inaczej w Załączniku 6.5.(iii));

	(iv)	The Company has complied with all individual employment contracts with the Employees and with all employment and social security laws and regulations. All remunerations and sums to be paid to the Employees have been calculated and paid in accordance with the Law. All social security payments and withholding Tax payments have been made in due time.		(iv)	Spółka wypełnia postanowienia wszystkich indywidualnych umów o pracę zawartych z Pracownikami oraz przestrzega wszelkie przepisy prawa z zakresu zatrudnienia i ubezpieczeń społecznych. Całość wynagrodzeń i kwot, jakie należą się Pracownikom, zostało obliczonych i wypłaconych zgodnie z Prawem. Wszelkie płatności z tytułu ubezpieczenia społecznego i potrąconego podatku zostały wykonane w terminie;

Exhibit 2.1

(v)	Except as detailed in the Employment Agreements, the Company has not paid or agreed to pay any remuneration or compensation for loss of office, redundancy or termination of employment (except for court settlements or non-court settlements which are made on the basis of generally acceptable and reasonable terms) or made any gratuitous payment to any of its present Employees or former employees, other than on terms and conditions which are in the normal course of business;	(v)	Z wyjątkiem postanowień Umów o Pracę, Spółka nie wypłaciła ani nie zgodziła się na wypłacenie wynagrodzenia lub odszkodowania z tytułu utraty stanowiska pracy, zwolnienia lub zakończenia stosunku o pracę (z wyjątkiem ugód sądowych lub pozasądowych zawieranych na zwyczajowo przyjętych i rozsądnych warunkach) lub nie wypłaciła też żadnych dobrowolnych płatności swoim obecnym Pracownikom lub byłym pracownikom, w sposób inny niż zgodny z warunkami obowiązującymi w normalnej działalności przedsiębiorstwa;

(vi)	Except as detailed in the Employment Agreements for the Directors, no Employee is entitled to severance pay or similar termination indemnities in excess of six (6) months of salary;	(vi)	Z wyjątkiem postanowień Umów o Pracę zawartych z Dyrektorami, żaden z Pracowników nie jest upoważniony do odpraw lub innych form odszkodowania z tytułu zakończenia stosunku o pracę w kwocie wyższej niż sześciomiesięczne (6) wynagrodzenie;

(vii)	The Company has not undertaken to have any future obligations towards the Employees other than arising from Employment Agreements or applicable labour laws;	(vii)	Spółka nie posiada ani nie zaciągnęła wobec Pracowników żadnych innych zobowiązań poza wynikającymi z Umów o pracę lub właściwych przepisów prawa pracy;

(viii)	There are no controversies between the Company and any of its Employees and there are no unresolved labour union grievances, unfair labour practices or labour proceedings pending or threatened relating to the business of the Company, unless otherwise provided in Schedule 6.18. (i).	(viii)	Pomiędzy Spółką a jej Pracownikami nie występują żadne kwestie sporne, a na forum związków zawodowych nie wniesiono żadnych skarg pracowniczych lub skarg związanych z nieuczciwymi praktykami pracowniczymi, które pozostawałyby nierozstrzygnięte, ani nie toczą się żadne pracownicze postępowania sądowe czy też nie istnieje zagrożenie w postaci takich postępowań w stosunku do Spółki, o ile nie wskazano inaczej w Załączniku 6.18. (i);

(ix)	The Company complies with all work, safety, health and fire safety regulations and such legal requirements in force;	(ix)	Spółka stosuje się do wszystkich przepisów z zakresu bezpieczeństwa i higieny pracy i przepisów przeciwpożarowych oraz obowiązujących w tym zakresie wymogów prawa;

Exhibit 2.1

(x)	The completion of the Transaction contemplated by this Agreement will not (i) entitle any Employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of or increase the amount of compensation due to any such Employee, (iii) entitle any Employee to terminate or shorten his/her employment; or (iv) trigger termination, strike or work stoppage under any of the Employment Agreements or other agreement related to rendering of work;	(x)	Zakończenie Transakcji, o której mowa w niniejszej Umowie, (i) nie upoważni żadnego Pracownika do uzyskania odprawy, zasiłku dla bezrobotnych lub innych płatności, (ii) nie przyspieszy momentu wypłaty, przyznania lub podwyższenia kwoty odszkodowania należnego któremuś z Pracowników, (iii) na jej podstawie żaden Pracownik nie będzie uprawniony do rozwiązania lub skrócenia swojego stosunku o pracę (iv) nie spowoduje przerwania świadczenia pracy lub strajku na podstawie którejkolwiek z Umów o Pracę lub umów dotyczących świadczenia pracy;

(xi)	Any and all Employees received their full remuneration for their employment with the Company in accordance with the data fully and transparently reflected in the accounts;	(xi)	Wszyscy Pracownicy uzyskali pełne wynagrodzenie za pracę w Spółce zgodnie z danymi, które zostały w sposób pełny i przejrzysty przedstawione w księgach rachunkowych;

(xii)	There is no agreement or arrangement between the Seller and/or the Company, and an Employee, under which such Employee is entitled to a bonus or any other remuneration (monetary or non-monetary) which is conditional upon the completion of the Transaction contemplated by this Agreement;	(xii)	Pomiędzy Sprzedającym i/lub Spółką a Pracownikiem nie istnieją umowy lub ustalenia na podstawie których taki Pracownik ma prawo do premii lub innego wynagrodzenia (pieniężnego lub w innej formie) zależnego od zakończenia Transakcji będącej przedmiotem niniejszej Umowy;

(xiii)	There is no agreement or arrangement between the Seller and/or the Company and a Director of the Company, under which a Director is entitled to a bonus or any other remuneration (monetary or non-monetary) which is conditional upon the completion of the Transaction contemplated by this Agreement;	(xiii)	Pomiędzy Sprzedającym i/lub Spółką a Dyrektorami nie istnieją umowy lub ustalenia, na podstawie których Dyrektor ma prawo do premii lub innego wynagrodzenia (pieniężnego lub w innej formie) zależnego od zakończenia Transakcji będącej przedmiotem niniejszej Umowy;

(xiv)	The Company has not made any gratuitous payment to any of its present or former Directors, nor has it distributed any Directors’ fees (or other similar distributions) and has not made any decision with regard to such distributions other than in the normal course of business, and no such Director of the Company has made any written claim that is outstanding against the Company. The Company has paid the Directors a remaining premium for accounting year 2006	(xiv)	Spółka nie dokonywała żadnych dobrowolnych płatności na rzecz swoich obecnych lub byłych Dyrektorów, ani nie dokonywała podziału wynagrodzenia swoich Dyrektorów (ani nie dokonywała żadnych podobnych wypłat) ani nie podejmowała żadnych decyzji odnoszących się do takich wypłat innych niż te obowiązujące w ramach normalnej działalności Spółki i żaden z takich Dyrektorów Spółki nie wniósł pisemnych roszczeń, z których wypełnieniem Spółka by zalegała; Spółka wypłaciła Dyrektorom premię za rok 2006.

Exhibit 2.1

6.6.	Assets and Real Estate			6.6.	Majątek i Nieruchomości

	(i)	Each asset, tangible and intangible, that is reflected in the accounts of the Company is:			(i)	Wszystkie rzeczowe aktywa trwałe i wartości niematerialne i prawne zaksięgowane w księgach rachunkowych Spółki są:

		●	owned by the Company or usufructed by the Company or used by the Company on the basis of written lease agreements;			●	własnością Spółki, w wieczystym użytkowaniu Spółki lub są używane przez Spółkę na podstawie umów leasingu zawartych w formie pisemnej;

		●	in possession and under the control of the Company,			●	pozostają w posiadaniu Spółki i pod jej kontrolą,

		●	situated in Poland, and			●	znajdują się na terytorium Polski, oraz

		●	the Company has good and marketable title to all such assets (except for assets used by the Company on the basis of lease agreements).			●	Spółka posiada ważny i zbywalny tytuł własności do tych aktywów (z wyjątkiem aktywów używanych przez Spółkę na podstawie umów leasingu).

	(ii)	No asset of the Company is subject to any Encumbrances, except as described in Schedule 6.6 (ii);.			(ii)	Żaden element majątku Spółki nie podlega jakimkolwiek Obciążeniem, za wyjątkiem przypadków opisanych w Załączniku 6.6. (ii);

	(iii)	The fixed assets of the Company necessary to carry out the Company’s business activities, are in a such operating condition which allow the Company to carry out such business activities as was maintained prior to the date hereof, and they are subject to normal wear and tear and fully maintained and serviced on a timely basis;			(iii)	aktywa trwałe Spółki służące do prowadzenia jej działalności znajdują się w stanie technicznym umożliwiającym prowadzenie tej działalności tak jak była ona prowadzona przed zawarciem niniejszej Umowy, podlegają normalnemu zużyciu i są dokładnie i terminowo konserwowane i serwisowane;

Exhibit 2.1

	(iv)	The Company has executed and continues to execute due accounting of its stock and inventory, all records of the Company’s stock and inventory reflect correct and true figures, and the actual situation of Company’s inventory and stock are in good and saleable condition at its book value;		(iv)	Spółka w sposób należyty księgowała i nadal księguje swoje zapasy, a cała dokumentacja dotycząca zapasów Spółki zawiera poprawne i faktyczne dane. Ponadto, zapasy Spółki znajdują się w dobrym stanie i są zdatne do sprzedaży po ich wartości księgowej;

	(v)	The Real Estate listed in Schedule 1.25 comprises all the Real Estate premises and land occupied by the Company in connection with its business;		(v)	Nieruchomości wykazane w Załączniku 1.25 obejmują wszystkie nieruchomości lokalowe i gruntowe, jakie zajmuje Spółka w związku z prowadzoną działalnością;

	(vi)	The Real Estate is in good operation state and condition and fit for the purposes of the Company’s business;		(vi)	Nieruchomości znajdują się w stanie użytkowym nadającym się do celów prowadzenia działalności Spółki;

	(vii)	The Company has exclusive occupancy and possession of the Real Estate under valid legal title and after Closing the Company will continue to have exclusive occupancy and use of the Real Estate (except for Real Estate which is co-owned by the Company and other entities, as specified in Schedule 1.25 ). Closing will not affect the occupancy and use of the Real Estate;		(vii)	Spółka posiada wyłączne prawo użytkowania i prawo własności Nieruchomości wynikające z prawomocnego tytułu (z wyjątkiem nieruchomości objętych prawem współwłasności, zgodnie z informacją zawartą w Załączniku 1.25). Fakt Zamknięcia pozostanie bez wpływu na prawo użytkowania i zajmowania Nieruchomości;

6.7.	Business		6.7.	Prowadzona działalność gospodarcza

	(i)	Other than the Transaction contemplated by this Agreement, there are no transactions required in order for the Buyer to acquire the Shares and the Buyer will acquire the Shares by the completion of the Transaction under this Agreement;.		(i)	Za wyjątkiem Transakcji, o której mowa w niniejszej Umowie, nie istnieją żadne inne transakcje niezbędne do tego, aby Kupujący nabył Akcje i Kupujący nabędzie takie Akcje w drodze zakończenia Transakcji w ramach niniejszej Umowy;

	(ii)	The Company has not acquired assets or assumed any liabilities, other than in the normal course of business and is not a party to any transaction or arrangement that is not of an arm’s length nature or not made in connection within the Company’s Business;		(ii)	Spółka nie nabyła żadnych aktywów ani nie zaciągnęła żadnych zobowiązań w sposób inny niż ma to miejsce w ramach prowadzenia normalnej działalności gospodarczej i nie jest stroną transakcji lub porozumień niemających charakteru rynkowego lub które niewykonywane byłyby w ramach działalności Spółki;

Exhibit 2.1

(iii)	The Seller is not aware of any restrictions or obstacles to the carrying out of the business of the Company as a going concern. Neither the conclusion nor the performance of this Agreement shall affect the validity of any agreements entered into by the Company or any right, privilege, accreditation, licence, permit, obligation or liability of the Company thereunder or any other obligations or liability of the Company;	(iii)	Sprzedający nie wie o żadnych ograniczeniach ani przeszkodach dla ciągłości prowadzonej przez Spółkę działalności. Zawarcie lub wykonywanie niniejszej Umowy nie będzie miało wpływu na ważność umów, jakie Spółka zawarła ani na prawa, przywileje, uprawnienia, licencje, pozwolenia, zobowiązania lub odpowiedzialność Spółki w ramach takich umów lub na inne zobowiązania Spółki lub na odpowiedzialność, jaką Spółka ponosi;

(iv)	The Company and the Seller are not bound by any undertaking not to compete and has not entered into any agreement, commitment or understanding the purpose of which is to limit or restrain it from carrying out its activities or from engaging in or competing with any third party in any business, except for non-competition agreements made with the Directors in connection with their Employment Agreements with the Company, as well as trade agreements with trade agents in Israel and Morocco, who are acting on the basis of exclusivity.	(iv)	W ramach żadnego ze swoich przedsiębiorstw Spółka ani Sprzedający nie są zobowiązani do nieprowadzenia działalności konkurencyjnej ani nie zawarli żadnych umów, zobowiązań ani porozumień mających na celu ograniczenie lub wstrzymanie się od prowadzenia swojej działalności lub współpracy lub konkurowania z dowolną osobą trzecią w ramach dowolnej działalności, za wyjątkiem umów o zaniechaniu konkurencji zawartych z Dyrektorami w związku z ich Umowami o Pracę w Spółce oraz umów handlowych z agentami w Izraelu i Maroku, którzy działają na zasadzie wyłączności.

(v)	As of the date of this Agreement, the Company does not have any interest in any other business entity or association, and has not agreed to carry on business in partnership or as an equity participant in a joint venture with any other person, except for listed in Schedule 6.7 (v);	(v)	Według stanu na dzień zawarcia niniejszej Umowy Spółka nie posiada udziałów w żadnych innym podmiotach gospodarczych ani stowarzyszeniach i nie poczyniła uzgodnień w celu prowadzenia działalności gospodarczej w ramach spółek cywilnych lub jako udziałowiec w kapitale spółki typu joint venture z żadną inną osobą, za wyjątkiem uczestnictwa, które zostało wykazane w Załączniku 6.7. (v);

Exhibit 2.1

	(vi)	There are no Encumbrances on the whole or any part of the business or assets of the Company except as set out in the accounts of the Company and there are no agreements to create any such Encumbrance except for Encumbrances listed in Schedule 6.6(ii);.		(vi)	Na całości lub części działalności lub majątku Spółki nie występują żadne Obciążenia za wyjątkiem tych widniejących w księgach rachunkowych Spółki i brak jest umów, które wymagałyby powstania takich obciążeń z wyjątkiem obciążeń wskazanych w Załączniku 6.6. (ii);

	(vii)	The Company has no outstanding offers that are capable of binding acceptance by any third party, except in the normal course of business;		(vii)	Spółka nie jest związana żadnymi zaległymi ofertami, które byłyby wiążące w stosunku do osób trzecich, za wyjątkiem tych wystawianych w ramach prowadzenia normalnej działalności;

	(viii)	The Company is not bound by any agreement that cannot be readily fulfilled or performed by the Company on time;		(viii)	Spółkę nie wiąże żadna umowa, której Spółka nie byłaby w stanie w normalny sposób wypełnić lub zrealizować w terminie;

6.8.	Absence of certain changes and events		6.8.	Brak pewnych zmian i zdarzeń

Since 31 December 2006 until the Date of Closing, the Company’s business will be carried out in the ordinary and usual course so as to maintain it as a going concern and without entering into any transaction, assuming any liability or making any payment not provided for in the accounts which is not in the ordinary course of the Company’s business and without interruption or alteration in the nature, scope or manner of the Company’s business, and in particular, there has not occurred or arisen:			Poczynając od 31 grudnia 2006 r. do Daty Zamknięcia działalność Spółki będzie prowadzona w sposób zwykły i normalny tak, aby zachować ciągłość tej działalności i nie zawierać w tym czasie żadnych transakcji, nie zaciągać żadnych zobowiązań ani nie dokonywać żadnych płatności, które nie zostałaby wykazane w księgach rachunkowych, a które miałyby miejsce poza normalną działalnością Spółki oraz nie zakłócać ani zmieniać charakteru, zakresu ani przedmiotu działalności Spółki, a w szczególności, nie spowodować zajścia następujących okoliczności:

	(i)	any material adverse change in the financial condition, in the assets or in the operations of the Company’s business, other than in the normal course of business; notably,the net assets fixed in accordance with applicable accounting regulations as of the Closing Date shall not be lower PLN 15,368,000,00. The above condition shall also be deemed satisified if net value of assets as of the Closing Date is lower and a difference does not exceed costs of Employee severance programs (or respective provisions for such severance programs) paid or set up prior to Closing Date.,		(i)	istotnej niekorzystnej zmiany sytuacji finansowej, w majątku lub w działalności Spółki, innej niż wynikająca z normalnej działalności gospodarczej; w szczególności aktywa netto ustalone zgodnie z ustawą o rachunkowości na Datę Zamknięcia będą nie niższe niż 15 368 000,00 PLN Powyższy warunek będzie uznany za spełniony także wówczas jeżeli wartość aktywów netto w Dacie Zamknięcia będzie niższa, a różnica nie przekroczy kosztów odpraw (lub rezerw na odprawy) pracowniczych wypłaconych (lub utworzonych) przed Datą Zamknięcia.

Exhibit 2.1

(ii)	any increase or decrease in stock level or work in progress other than in the normal course of business;	(ii)	podwyższenia ani obniżenia poziomu zapasów lub robót w toku inne niż wynikające z normalnej działalności;

(iii)	any obligations, commitments or liabilities, contingent or otherwise, whether for Taxes or otherwise, except obligations, commitments and liabilities arising in the normal course of business;	(iii)	powstania obowiązków, zobowiązań lub pasywów, warunkowych czy innych, odnoszących się do podatków lub innych kwestii, za wyjątkiem obowiązków, zobowiązań i pasywów wynikających z prowadzenia normalnej działalności;

(iv)	any amendments to, termination of or any agreement to amend or terminate, any of the Material Contracts which may have a material adverse effect for the Company;	(iv)	zmian dowolnego Istotnego Kontraktu, rozwiązania dowolnego Istotnego Kontraktu lub zgody na zmianę lub rozwiązanie dowolnego Istotnego Kontraktu, które mogły by mieć istotnie niekorzystne skutki dla Spółki;

(v)	any extraordinary event, extraordinary loss or waiver of any debts, claims, or rights of substantial value which separately or jointly has resulted in, or may result in, a material adverse effect;	(v)	zdarzenia nadzwyczajnego, straty nadzwyczajnej lub zwolnienia z zadłużenia, roszczeń lub praw o znacznej wartości, które to łącznie lub oddzielnie spowodowały lub mogą spowodować istotne niekorzystne skutki;

(vi)	any damages, destructions, or losses or any other events or conditions, whether covered by insurance or not, which has resulted in or may result in a material adverse effect;	(vi)	szkody, zniszczenia lub straty lub innych zdarzeń lub sytuacji, objętych ochroną ubezpieczeniową lub nie, które spowodowały lub mogą spowodować istotne skutki niekorzystne; lub

(vii)	any sale, assignment, transfer, pledge, lease or other disposal of any individual fixed tangible asset of the Company with nett book value in excess of PLN 40,000 ;	(vii)	sprzedaży, cesji, przekazania, zastawienia, wydzierżawienia lub innej formy zbycia dowolnego pojedynczego elementu majątku trwałego Spółki o wartości księgowej netto ponad 40.000 PLN;

Exhibit 2.1

	(viii)	any increase in the rates of compensation (including bonuses) payable or becoming payable to any Employee, officer, agent, independent contractor or consultant, other than such increase which is made in the normal course of business;		(viii)	nie wzrosnie wysokość odszkodowania (łącznie z premiami) do zapłaty lub która ma podlegać zapłacie Pracownikowi, przedstawicielowi, niezależnemu podwykonawcy lub konsultantowi, inna niż ta, która ma miejsce w ramach prowadzenia normalnej działalności;

	(ix)	any change of accounting methods, principles or practices;		(ix)	zmiany metod, zasad ani praktyk z zakresu rachunkowości;

	(x)	any investments in fixed assets that each exceeds PLN 80,000 or in aggregate; PLN 300,000; and		(x)	inwestycji w majątek trwały, z których każda oddzielnie przekracza wartość 80.000 PLN; lub wszystkie łącznie przekraczają wartość 300.000 PLN, i

	(xi)	neither the Seller nor the Company have agreed or arranged to do any of the foregoing, except for investments included in the investment plan for 2007, as specified in Schedule 6.8(x).		(xi)	ani Sprzedający ani Spółka nie zgodziły się na to ani nie postanowiły, że któraś z powyższych okoliczności będzie miała miejsce, z wyjątkiem inwestycji przewidzianych w planie inwestycyjnym Spółki na rok 2007, stanowiącym Załącznik 6.8.(x)

6.9.	Intellectual Property Rights		6.9.	Prawa Własności Intelektualnej

	(i)	Schedule 6.9(i) provides the complete list of the Intellectual Property Rights belonging to the Company, necessary to operate the Company or used under a licence or other arrangement by the Company;		(i)	W Załączniku 6.9.(i) znajduje się pełen wykaz praw Własności Intelektualnej należących do Spółki koniecznych do prowadzenia działalności Spółki lub z których Spółka korzysta na podstawie licencji lub innego rodzaju porozumień;

	(ii)	All Intellectual Property is owned and/or licensed by the Company with full and unrestricted ownership and right of disposition, and is not subject to any Encumbrances and there is no third party claiming that such Encumbrances exist;		(ii)	Spółka w pełni posiada i/lub korzysta na podstawie licencji z całej Własności Intelektualnej i w związku z tym posiada pełne i niczym nieograniczone prawo własności i dysponowania nią i nie podlega żadnym Obciążeniom i żadna osoba trzecia nie wnosi roszczeń, w których twierdzi, że takie Obciążenia istnieją;

Exhibit 2.1

	(iii)	All Intellectual Property, which has been registered, has been duly registered, renewed and in any other respects maintained valid and asserted by the Company; .		(iii)	Cała Własność Intelektualna, która została zarejestrowana, została odpowiednio zarejestrowana, odnowiona i w każdym innym kontekście pozostaje ważna i Spółka potwierdza jej posiadanie;

	(iv)	The Company has complied in all material respects with the conditions of all such Intellectual Property Rights and there are no infringements thereof;		(iv)	Spółka we wszystkich istotnych aspektach wypełniła warunki związane z takimi prawami Własności Intelektualnej i nie doszło do naruszenia takich praw;

	(v)	All computer software used by the Company operates substantially as intended and no defect or flaw interferes in any material respect with the operation thereof;		(v)	Całe oprogramowanie komputerowe, z jakiego korzysta Spółka, zasadniczo działa zgodnie z jego przeznaczeniem i na istotne aspekty jego pracy wpływu nie ma żadna usterka ani wada;

	(vi)	The Company has valid and sufficient licenses in respect to all and any of the software it uses;		(vi)	Spółka posiada ważne i wystarczające licencje na całość oprogramowania, z którego korzysta;

	(vii)	The Company has at all times complied with applicable personal data protection legislation;		(vii)	Spółka przez cały czas przestrzega właściwych przepisów związanych z ochroną danych osobowych;

6.10.	Agreements in general and Material Contracts		6.10.	Postanowienia ogólne dotyczące umów oraz Istotne Kontrakty

	(i)	All agreements relating to the business activities of the Company and binding upon the Company have been entered into by the Company.		(i)	Wszystkie umowy związane z działalnością gospodarczą Spółki i którymi Spółka jest związana zostały zawarte przez Spółkę;

	(ii)	All transactions of the Company entered into with third persons are on an arm’s length basis, comply with all relevant laws, and do not differ from generally acceptable market standards;		(ii)	Wszystkie transakcje, jakie zawiera Spółka z osobami trzecimi , zawierane są na zasadach rynkowych, zgodnie z prawem i nie odbiegają od powszechnie stosowanych standardów rynkowych;

	(iii)	The Material Contracts are in full force and effect and the text of the agreements accurately reflects the contents of the agreements;		(iii)	Istotne Kontrakty mają pełną moc i skutek prawny;

Exhibit 2.1

(iv)	Neither the Seller nor the Company have received any notice that the Company is in default under any provision of any Material Contract, and the Company has not received or given notice of termination of any Material Contracts;		(iv)	Ani Sprzedający ani Spółka nie otrzymali żadnego zawiadomienia o tym, że Spółka nie wypełniła któregoś z postanowień Istotnego Kontraktu i Spółka nie otrzymała ani nie wręczyła wypowiedzenia dowolnego Istotnego Kontraktu;

(v)	The Company is not:		(v)	Spółka:

	●	in default under any provision of any Material Contract, which default has resulted in or may result in a material adverse effect, and no event has occurred which would constitute such a default;		●	nie znajduje się w sytuacji, w której nie wypełniła jakiegoś postanowienia Istotnego Kontraktu, co wywołało lub może wywołać istotne niekorzystne skutki i nie wystąpiła sytuacja stanowiąca podstawę takiego niewypełnienia postanowienia;

	●	a party to any agreement or arrangement which is contravening the Law;		●	nie jest stroną umowy lub porozumienia, które jest niezgodne Prawem;

	●	a party to or bound by any agreement, judgment or order under which the execution or performance of this Agreement (i) would give any other contracting party the right to terminate or adversely change the terms and conditions of such agreement, or that would otherwise have a negative effect for the Company, or (ii) would constitute a violation or default by the Company, or (iii) would result in the creation of an Encumbrance on any assets of the Company; or		●	nie jest stroną ani nie jest związana umową, wyrokiem lub nakazem na podstawie którego wykonanie niniejszej Umowy (i) powodowałoby, że inna strona umawiająca się miałaby prawo do rozwiązania umowy lub wprowadzenia do niej niekorzystnych zmian lub która niosłaby ze sobą inny ujemny skutek dla Spółki, lub (ii) stanowiłaby naruszenie przez Spółkę lub niewypełnienie przez Spółkę któregoś z warunków, lub (iii) powodowałaby stworzenie Obciążeń na majątku Spółki; lub

	●	a party to any agreement containing any terms or conditions not entered into on arms’ length basis.		●	nie jest stroną umowy zawierającej warunki, które zawarto nie na podstawie zasad rynkowych.

(vi)	The execution of this Agreement and performance by the Seller of its obligations under this Agreement and any other documents to be executed by the Seller pursuant to or in connection with this Agreement have not resulted or will not result in a breach of or give any third party a right to terminate or modify, any agreement, licence or other instrument or result in the creation of any Encumbrances or result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which the Seller, or the Company are a party or by which the Seller or the Company are bound;		(vi)	Wykonanie niniejszej Umowy i wykonywanie przez Sprzedającego i wynikających z niniejszej Umowy obowiązków oraz wszelkie inne dokumenty, jakie Sprzedający musi wykonać zgodnie z lub w związku z niniejszą Umową nie spowodowały ani nie spowodują naruszenia, lub nie będą dawały osobie trzeciej prawa do rozwiązania, lub zmiany dowolnej umowy, licencji, lub innego instrumentu, ani nie spowodują wystąpienia obciążeń, ani nie będą skutkowały naruszeniem któregoś z nakazów, wyroków, ani rozporządzeń sądowych, rządowych, lub organów regulujących, w stosunku do których Sprzedający, lub Spółka są stroną, lub przez które Sprzedający lub Spółka są związani;

Exhibit 2.1

6.11.	Insurance			6.11.	Ubezpieczenie

	(i)	The Buyer has been provided with the complete list of all insurance policies listed in Schedule 6.11(i) indicating the name of the insurance company, the nature of the insured risk and the level of coverage;			(i)	Kupujący otrzymał pełen wykaz wszystkich polis ubezpieczeniowych wymienionych w załączniku 6.11. (i) ze wskazaniem nazwy towarzystwa ubezpieczeniowego, rodzaju ubezpieczonego ryzyka oraz poziomem ochrony ubezpieczeniowej;

	(ii)	All insurances held by the Company are adequate and necessary for the business run by the Company;			(ii)	Wszystkie posiadane przez Spółkę ubezpieczenia są właściwe i niezbędne dla prowadzenia działalności Spółki;

	(iii)	With respect to the insurance policies referred to in this Article 6.11.(i):			(iii)	W odniesieniu do polis ubezpieczeniowych, o których mowa w art. 6. 11 (i):

		●	Such policies have been properly entered into by the Company and the insurers;			●	Polisy takie Spółka i ubezpieczyciele zawarli w sposób należyty;

		●	Such policies cover the business activities of the Company pursuant to their terms and conditions for all periods prior to, and shall survive the date of this Agreement;			●	Polisy takie pokrywają działalność gospodarczą Spółki zgodnie z ich warunkami na wszystkie okresy wcześniejsze i warunki te obowiązują nadal po dacie niniejszej Umowy;

		●	Such policies are in force as of the date of this Agreement and all corresponding premiums have been paid up to the date of this Agreement and will be paid until the date of this Agreement;			●	Polisy takie obowiązują na dzień zawarcia niniejszej Umowy i wszystkie stosowne składki ubezpieczeniowe wymagalne do dnia zawarcia niniejszej Umowy zostały opłacone i będą opłacane do daty zawarcia niniejszej Umowy;

		●	No claim made by the Company under such policies is outstanding under any of such policies; and			●	Żadne z roszczeń Spółki wniesione w ramach takich polis nie pozostaje zaległe; oraz

		●	The Company’s insurance policies do not contain any provisions on a change of control or ownership of the insured.			●	Polisy ubezpieczeniowe Spółki nie zawierają postanowień o zmianie kontroli lub własności ubezpieczonego.

Exhibit 2.1

	(iv)	In case of expiration of any of insuarance polices held by the Company the Company will enter into new insurance agreements on terms and conditions similar to the ones currently held by the Company.		(iv)	W przypadku wygaśnięcia którejkolwiek z polis ubezpieczeniowych posiadanych przez Spółkę, Spółka zawrze nowe umowy ubezpieczenia na warunkach zbliżonych do warunków polis obecnie posiadanych przez Spólkę.

6.12.	Borrowings, loans and Trade Accounts Receivables		6.12.	Pożyczki zaciągnięte i udzielone oraz należności z tytułu dostaw, robót i usług

	(i)	The Company is not a party to any loan agreement, overdraft or credit facility, except for the credit facilities listed in Schedule 6.12 (i);		(i)	Spółka nie jest stroną żadnych umów pożyczkowych, instrumentów kredytowych na rachunku bieżącym lub instrumentów kredytowych, za wyjątkiem instrumentów kredytowych wymienionych w Załączniku 6.12. (i) do Umowy;

	(ii)	The execution and performance of this Agreement shall not affect in any way the validity of any such loan agreements, shall not constitute an event of default under the respective loan agreements and shall not cause any earlier termination, acceleration or modification of any such loan agreements;		(ii)	Wykonanie niniejszej Umowy i wykonywanie wynikających z niej obowiązków nie wpłynie niekorzystnie na ważność takich umów pożyczkowych, nie będzie powodowało niewypełnienia któregoś z postanowień takiej umowy i nie będzie podstawą do wcześniejszego rozwiązania, przyspieszenia lub zmiany takiej umowy;

	(iii)	The Company has not granted any loans or other financial assistance to any person, except for loans and financial aid provided from Company’s Social Benefit Fund;		(iii)	Spółka nie udzieliła żadnej osobie żadnych pożyczek ani pomocy finansowej, poza pożyczkami i pomocą finansową udzielonymi w ramach ZFŚS;

Exhibit 2.1

	(iv)	The Company has not guaranteed the liabilities of any third party;		(iv)	Spółka nie udzielała gwarancji na zobowiązania osób trzecich;

	(v)	There are no promissory notes or bills of exchange, which have been drawn, accepted, guaranteed or endorsed by the Company, except as set out in Schedule 6.12.(v);		(v)	Nie istnieją żadne weksle, które zostały przez Spółkę trasowane, zaakceptowane, gwarantowane lub indosowane, za wyjątkiem tych wymienionych w Załączniku 6.12. (v);

	(vi)	All liquid assets (cash and assets easily convertible to cash) of the Company are available free and clear from any Encumbrances, except for cash deposit in amount of PLN 50,000 for the benefit of Bank Ochrony Środowiska SA to secure claims from loan agreement;		(vi)	Wszystkie aktywa płynne Spółki (gotówka i aktywa łatwo dające się zamienić na gotówkę) są wolne od jakichkolwiek obciążeń z wyjątkiem kaucji pieniężnej w kwocie 50.000 zł ustanowionej na rzecz Banku Ochrony Środowiska SA na zabezpieczenie zaciągniętej pożyczki.

6.13.	Payments to shareholders		6.13.	Płatności na rzecz akcjonariuszy

The Company has not made any payment to its shareholders or any other person contrary to the Law.			Spółka nie dokonała na rzecz swoich akcjonariuszy lub innych osób płatności, które byłyby sprzeczne z prawem.

6.14.	Environment		6.14.	Ochrona środowiska

	(i)	There are no pending judicial, administrative or governmental actions, proceedings or environmental, health or safety investigations, study, audit, test review or other, alleging the violation of any environmental law or regulation or any authorisation required for the proper operation of the Company;.		(i)	Nie toczą się żadne postępowania sądowe, administracyjne ani rządowe, ani postępowania wyjaśniające, badania, kontrole, próby weryfikujące lub inne związane z ochroną środowiska lub bezpieczeństwem i higieną pracy, pod zarzutem naruszenia przepisów z zakresu ochrony środowiska lub wszelkich pozwoleń wymaganych do prowadzenia właściwej działalności Spółki;

	(ii)	The Company is not subject to any outstanding judgement, ruling or arbitration award or any agreement with respect to (i) environmental laws or regulations or (ii) remedial environmental action and has no environmental, health, and safety liabilities with respect to the Company’s properties and assets or the properties leased by the Company which would arise as a result of the operations of the Company;		(ii)	Spółka nie podlega żadnym niewykonanym wyrokom, postanowieniom ani decyzjom sądu arbitrażowego, ani żadnym porozumieniom związanym z (i) przepisami prawa z zakresu ochrony środowiska (ii) działaniom naprawczym z zakresu ochrony środowiska ani nie posiada żadnych zobowiązań z zakresu ochrony środowiska, bezpieczeństwa i higieny pracy w odniesieniu do obiektów Spółki i jej majątku lub obiektów, jakie dzierżawi, które wynikłyby wskutek prowadzonej przez Spółkę działalności;

Exhibit 2.1

	(iii)	There are no violations of the Polish environmental Laws or regulations relating to the Company;		(iii)	Spółka nie narusza polskiego Prawa z zakresu ochrony środowiska mającego w stosunku do niej zastosowanie;

	(iv)	All environmental permits have been obtained and are in full force and effect, and the Company has complied with its obligations under such environmental permits;		(iv)	Uzyskała wszystkie pozwolenia środowiskowe i są one prawnie ważne i skuteczne i Spółka wypełniła swoje zobowiązania z takich pozwoleń wynikające;

	(v)	The Company did not release or discharge Hazardous Substance into the soil, subsoil or groundwater nor in or on the land, buildings or plant owned, leased or otherwise used by the Company nor present in business operations beyond any level allowed pursuant to environmental laws or which is or has been causing harm to the health of living organisms or the environment.		(v)	Spółka nie wypuściła ani wprowadziła do gleby, podglebia ani do wód gruntowych, ani do gruntu, obiektów ani do zakładów, których jest właścicielem, które dzierżawi lub które użytkuje na innej zasadzie ani w ramach prowadzonej obecnie działalności żadnych Substancji Niebezpiecznych w ilości wyższej niż przewidują to stosowne przepisy z zakresu ochrony środowiska lub takie, które powodują lub powodowały szkody dla zdrowia organizmów żywych lub dla środowiska.

6.15.	Bank accounts		6.15.	Rachunki bankowe

	(i)	The Buyer has been provided with the complete list of all the bank accounts of the Company, setting out the authorised signatories as set out in Schedule 6.15(i);		(i)	Kupujący otrzymał pełen wykaz wszystkich rachunków bankowych Spółki, wraz z listą osób upoważnionych do składania podpisu zgodnie z załącznikiem 6.15 (i);

Exhibit 2.1

	(ii)	The Company has not issued to any person any power of attorney or other authorization (express or implied), which is still valid, to enter into any agreement or obligation or other transaction on its behalf or to bind it in any way, other than the authorization given to its Employees to enter into routine agreements in the ordinary and normal course of business.		(ii)	Spółka nie udzieliła żadnej osobie pełnomocnictwa lub innego pozwolenia (wyraźnego lub domniemanego), które nadal jest ważne, na zawieranie umów lub zaciąganie zobowiązań lub do zawierania innych transakcji w jej imieniu lub w inny sposób ją wiążących, innych niż upoważnienia przekazane Pracownikom do zawierania umów w ramach prowadzenia zwykłej i normalnej działalności.

6.16.	Authorisations and compliance		6.16.	Upoważnienia i wypełnianie warunków

	(i)	The Company has all licences, consents, permits and authorisations required under Law to carry out its business activities and to carry on the business in the places and in the manner in which such business is now conducted. All such licences, consents, permits and authorisations are valid and subsisting at Closing. The Company is in compliance in all material respects with the terms and conditions of such licences, consents, permits and authorisations and the Law;		(i)	Spółka posiada wszystkie wymagane Prawem licencje, zgody, zezwolenia i upoważnienia potrzebne do prowadzenia działalności gospodarczej i do prowadzenia jej w miejscach i w sposób, w jaki działalność taka jest aktualnie prowadzona. Wszystkie takie licencje, zgody, zezwolenia i upoważnienia są ważne i obowiązują w momencie Zamknięcia. Spółka wypełnia, we wszystkich istotnych aspektach, warunki takich licencji, zgód, zezwoleń i upoważnień oraz przepisy Prawa;

	(ii)	There are no circumstances which could give grounds to commence any administration proceedings by relevant authorities towards the Company, or which could result in imposing on the Company of any sanctions, restrictions, prohibitions penalties or additional duties. In addition, there are no pending any of the above described proceedings towards the Company and the Company does not breach any administrative obligations or restrictions imposed on it.		(ii)	Nie występują żadne okoliczności które mogą być podstawą wszczęcia przez właściwe organy administracji przeciwko Spółce postępowania administracyjnego, które mogłoby zakończyć się nałożeniem na Spółkę sankcji w postaci ograniczeń, zakazów, kar lub dodatkowych opłat. Ponadto, nie toczą się przeciwko Spółce żadne z opisanych powyżej postępowań, ani Spółka nie zalega z wykonaniem nałożonych na nią obowiązków lub kar o charakterze administracyjnym.

	(iii)	The Company has duly fulfilled and complied with all applicable competition Law.		(iii)	Spółka w należyty sposób wypełniała i stosowała się do Prawa z zakresu ochrony konkurencji.

Exhibit 2.1

6.17.	Taxes		6.17.	Podatki

	(i)	The Company has duly and timely prepared and filed all Tax declarations and all supporting documents required to be prepared and filed by it and has paid all Taxes due and payable by it. All such preparations and filings are true, correct and complete and all information required for a correct assessment of Taxes has been provided;.		(i)	Spółka w sposób należyty i terminowy sporządzała i składała wszystkie deklaracje podatkowe oraz wszystkie dokumenty pomocnicze, jakie miała obowiązek sporządzać i składać i opłacała wszystkie należne i podlegające zapłacie podatki. Wszystkie sporządzone i złożone w ten sposób informacje są prawdziwe, poprawne i kompletne i dostarczyła dokumenty wymagane dla celów wyliczenia podatku w sposób właściwy;

	(ii)	Except for cases listed in Schedule 6.18 (i), the Company is not the subject of any ongoing Tax investigation, audits, disputes or litigation in relation to Taxes;		(ii)	Poza wymienionymi w Załączniku 6.18.(i) w stosunku do Spółki nie toczą się żadne inne nie zakończone postępowania wyjaśniające, kontrole, spory lub sprawy sądowe związane z podatkami;

	(iii)	The Company is not party to any transaction or arrangement under which it has been or may be required to pay for any goods or any services an amount which is in excess of the market value of that goods or services or will not receive any payment for any goods or any services that it has supplied or provided or are liable to supply or provide which is less than the market value of that goods or those services or facilities;		(iii)	Spółka nie jest stroną transakcji lub porozumienia, w ramach którego konieczna była lub może być zapłata za jakiekolwiek towary lub usługi, których kwota jest wyższa od wartości rynkowej takich towarów lub usług ani nie otrzyma zapłaty z tytułu różnego rodzaju towarów lub usług, jakie dostarczyła lub wyświadczyła lub które ma obowiązek dostarczyć lub wyświadczyć, których wartość jest niższa od wartości rynkowej takiego towaru lub usługi;

	(iv)	The Company is in possession of sufficient and organised information or has reasonable access to such information to enable it to compute its Tax liabilities;		(iv)	Spółka jest w posiadaniu wystarczających i odpowiednio zorganizowanych informacji lub posiada odpowiedni dostęp do takich informacji, które pozwalają jej wyliczyć swoje zobowiązania podatkowe;

	(v)	The Company has not incurred any Tax liabilities other than the Tax liabilities incurred in the normal course of business;		(v)	Spółka nie zaciągnęła innych zobowiązań podatkowych niż te, które ponosi się w związku z prowadzeniem normalnej działalności;

Exhibit 2.1

	(vi)	All Taxes that have become due on or before date of this Agreement have been fully paid or fully provided for in the accounts and the Company will not be liable for any additional Tax pertaining to the period before the date of execution of this Agreement;		(vi)	Wszystkie podatki wymagalne w dniu lub przed datą niniejszej Umowy zostały w pełni uregulowane lub w pełni przewidziane w księgach rachunkowych i Spółka nie odpowiada za żadne inne podatki za okres sprzed dnia zawarcia niniejszej Umowy;

	(vii)	The Company has not been involved in any transaction or series of transactions which, or any part of which, may so far as the Seller is aware, be disregarded or reconstructed for any Tax purposes by reason of any motive to avoid, reduce or delay a possible liability to Tax.		(vii)	Spółka nie uczestniczyła w żadnej transakcji ani w szeregu transakcji, które, lub których część, mogą wedle wiedzy Sprzedającego zostać nieuznane lub odtworzone dla celów podatkowych w celu uniknięcia, zmniejszenia lub opóźnienia ewentualnej odpowiedzialności podatkowej.

6.18.	Litigation		6.18	Spory sądowe

	(i)	The Company is not subject to nor threatened by any legal proceedings, except the legal proceedings set out in Schedule 6.18(i) hereto;.		(i)	Spółka nie uczestniczy ani nie grożą jej żadne postępowania sporne, za wyjątkiem postępowań prawnych wymienionych w Załączniku 6.18 (i) do Umowy;

	(ii)	There are no administrative proceedings with respect to the Company which could have material adverse impact on the Transaction;		(ii)	W stosunku do Spółki nie toczą się żadne postępowania administracyjne, które miałyby istotny niekorzystny wpływ na Transakcję;

	(iii)	There is no issue that could give rise to legal proceedings or administrative proceedings which could have material adverse impact on the Transaction; .		(iii)	Nie istnieją okoliczności, które mogą być podstawą wszczęcia postępowania prawnego ani administracyjnego mogącego mieć istotny niekorzystny wpływ na Transakcję;

	(iv)	Directors are not parties to any litigation or administration proceedings which could have a material adverse impact on the Transaction or the operation of the Company.		(iv)	Dyrektorzy nie są stronami żadnych sporów sądowych ani postępowań administracyjnych mogących mieć istotny niekorzystny wpływ na Transakcję lub działalność Spółki.

Exhibit 2.1

6.19.	Relations between the Seller and the Company		6.19.	Stosunki między Sprzedającym a Spółką

	(i)	The Company is not indebted, has not provided any guarantee or has no obligations towards the Seller other than for the payment of salaries due to the Seller in the normal course of business;.		(i)	Spółka nie jest zadłużona, nie udzieliła gwarancji, nie jest zobowiązana w stosunku do Sprzedającego z innego tytułu niż zapłata wynagrodzeń należnych Sprzedającemu w ramach prowadzenia normalnej działalności;

	(ii)	Neither the Seller nor the Directors jointly or individually, have any claims of any kind against the Company.		(ii)	Ani Sprzedający, ani Dyrektorzy, działając łącznie jak i indywidualnie nie wnoszą w stosunku do Spółki żadnego rodzaju roszczeń.

6.20.	State aid		6.20.	Pomoc publiczna

	(i)	The Company has used State aid granted in its favour in form of subsidies (as listed in Schedule 6.20(i)), in accordance with the Law and relevant agreements binding the Company in this respect. There have not been any other State aid, in any form, used by the Company over the last five years before the date of this Agreement;.		(i)	Spółka korzystała z pomocy rządowej przyznanej jej w postaci dotacji (zgodnie z wykazem w Załączniku 6.20(i)), zgodnie Prawem i stosownymi umowami wiążącymi w tym względzie Spółkę. Spółka w ostatnich pięciu latach przed datą zawarcia niniejszej Umowy nie korzystała z innego rodzaju pomocy rządowej w żadnej postaci;

6.21.	Scope of the Warranties. Information		6.21.	Zakres Oświadczeń. Informacje

	(i)	Each representation and warranty under this Article 6 is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another representation and/or warranty unless the Parties agree otherwise in writing.		(i)	Każde znajdujące się w Artykule 6 oświadczenie i zapewnienia należy interpretować oddzielnie oraz (za wyjątkiem sytuacji, w której Umowa stanowi co innego) nie ogranicza go żadne postanowienie niniejszej Umowy lub inne oświadczenie lub zapewnienie, chyba, że Strony w drodze pisemengo porozumienia wyraźnie postanowią inaczej.

	(ii)	There are no facts or circumstances relating to the affairs of the Company which have not been disclosed to the Buyer and which, if disclosed, might reasonably have been expected to influence the decision of the Buyer to enter into the Transaction.		(ii)	Nie istnieją żadne fakty ani okoliczności odnoszące się do spraw Spółki, które nie zostały Kupującemu ujawnione i w stosunku do których, w przypadku ich ujawnienia, można racjonalnie spodziewać się, że miałyby wpływ na decyzję Kupującego o zawarciu Transakcji.

	(iii)	The Seller does not give any representations and warranties (directly or indirectly) other than provided in this Article 6.		(iii)	Sprzedający nie udziela żadnych innych oświadczeń ani zapewnień (czy to wyraźnych czy domniemanych) innych niż te zawarte w niniejszym Artykule 6.

Exhibit 2.1

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE BUYER			ARTYKUŁ 7 OŚWIADCZENIA I ZAPEWNIENIA KUPUJĄCEGO

7.1.	The Buyer hereby represents that it enters into this Agreement on the basis of representations and warranties given to the Buyer by the Seller as well as information which the Seller or the Company provided to the Buyer in course of Due Diligence. In case of discrepancies between the Warranties and information received by the Buyer in course of Due Diligence, the Warranties shall prevail.		7.1.	Kupujący oświadcza, że zawiera niniejszą Umowę w oparciu o oświadczenia i zapewnienia, jakich Sprzedający udzielił Kupującemu oraz informacje, jakich Sprzedający lub Spółka udzielili Kupującemu w trakcie badania Due Diligence. W przypadku rozbieżności między treścią Oświadczeń i informacji, jakie Kupujący uzyskał w trakcie badania Due Diligence, znaczenie nadrzędne mają Oświadczenia.

7.2	The Buyer hereby represents that on the basis of information and data provided by the Seller in course of Due Diligence , it is not aware of any circumstances which could have an adverse impact on accuracy and completeness of representations and warranties made by the Seller in Article 6.		7.2.	Kupujący oświadcza, że na podstawie informacji i danych przekazanych mu przez Sprzedającego w ramach Due Diligence nie są mu znane żadne okoliczności mogące podważać prawdziwość i kompletność oświadczeń i zapewnień złożonych przez Sprzedającego w Artykule 6.

7.3	As of the date of this Agreement, the Buyer represents and warrants to the Seller as follows:		7.3.	Poczynając od dnia zawarcia niniejszej Umowy, Kupujący oświadcza i zapewnia Sprzedającemu, co następuje:

	(i)	The Buyer has full capacity to enter into this Agreement and to perform its obligations hereunder;		(i)	Kupujący posiada pełną zdolność do zawarcia niniejszej Umowy i wykonywania swoich wynikających z niej obowiązków;

	(ii)	The Buyer has not been and is not subject to any insolvency, reorganisation, liquidation or similar procedure;		(ii)	Kupujący nie uczestniczył ani nie uczestniczy w żadnym postępowaniu o niewypłacalność, restrukturyzacyjnym, likwidacyjnym lub podobnym;

	(iii)	The execution and performance of the Agreement has been duly authorised in all respects concerning the Buyer, except for clearance from President of OCCP (if necessary) and the Minister of Internal Affairs;		(iii)	Na zawarcie i wykonanie niniejszej Umowy uzyskano stosowne pozwolenie we wszystkich aspektach dotyczących Kupującego za wyjątkiem zgody Prezesa UOKiK (jeżeli jest wymagana) i MSWiA;

Exhibit 2.1

	(iv)	The Agreement validly binds Buyer in accordance with its terms;		(iv)	Umowa zgodnie z jej warunkami wiąże Kupującego w sposób ważny;

	(v)	The execution of the Agreement and the performance by the Buyer of its obligations pursuant to the Agreement and any other documents to be executed by the Buyer pursuant to or in connection with the Agreement will not result in a breach of any provision of the articles of association of the Buyer.		(v)	Wykonanie niniejszej Umowy i wykonywanie przez Kupującego wynikających z niej lub z innych dokumentów zawartych przez Kupującego zgodnie z i w związku z niniejszą Umową obowiązków nie spowoduje naruszenia żadnego z postanowień statutu Kupującego;

	(vi)	The Buyer undertakes that within 36 months from the Closing Date it will not pay out of the Company a dividend for 2006. The Buyer will also maintain in the Company for 36 months from execution hereof, the amount of reserve capital and retained net profit at thev level as of December, 31st, 2006, being approximately PLN 9,700,000 and PLN 1,400,000 subject to the Company incurring losses and the decrease shall not exceed such losses. In case of breach by the Buyer of the above obligations within 12 months from the Closing Date, the Seller shall be entitled to receive Earn Out, in accordance with Article 3 above, however in such case the Earn Out shall not be less than USD 1.000.000. (one million American dollars)		(vi)	Kupujący zobowiązuje się, iż w okresie 36 miesięcy od daty Zamknięcia nie dokona wypłaty dywidendy za rok 2006. Kupujący utrzyma także w Spółce, przez okres 36 miesięcy od datu zawarcia niniejszej Umowy, kapitał zapasowy i nie podzielony zysk netto na poziomie ustalonym według stanu na dzień 31 grudnia 2006 r., tj. w przybliżeniu odpowiednio 9.700.000 PLN i PLN 1.400.000, z zastrzeżeniem, że Spółka nie odnotuje straty i obniżenie będzie nie większe niż poniesiona strata. W przypadku naruszenia przez Kupującego powyższego zobowiązania w okresie 12 miesięcy od Daty Zamknięcia, Sprzedający będzie uprawniony do otrzymania Earn Out, zgodnie z postanowieniami Artykułu 3, przy czym w takiej sytuacji kwota Earn Out nie będzie niższa niż 1.000.000 USD. (milion dolaróa. amerykańskich)

	(vii)	The Buyer shall respect undertakings of the Company envisaged in supplemental Collective Labor Agreement (Pakt Pracowniczy) dated 17 April 2007.		(vii)	Kupujący będzie respektował zobowiązania Spółki wynikające z Paktu Pracowniczego z dnia 17 kwietnia 2007 r.

	(viii)	The Buyer does not make any representation or warranty (whether express or implied) other than the representations and warranties contained in this Article 7.		(viii)	Kupujący nie udziela żadnych innych oświadczeń ani zapewnień (czy to wyraźnych czy domniemanych) innych niż te zawarte w niniejszym Artykule 7.

7.4.	It is the intention of the Buyer, after the acquisition of Shares, to stimulate growth in the Company, especially by the introduction of Helical manufacturing, expansion of the foundry facility, the introduction of general machining for PLP Group, String hardware sets for PLP Group, together with the introduction of new product including spacers, spacer dampers, dampers, OPGW — Fiberlign products and Thermolign high temperature products.		7.4.	Jest intencją Kupującego, po zakupie Akcji, aby stymulować rozwój Spółki, w szczególności poprzez wprowadzenie produkcji osprzętu spiralnego, rozwój odlewni, uruchomienie obróbki mechanicznej dla Grupy PLP, zestawów osprzętu łańcuchowego dla Grupy PLP, łącznie z wprowadzeniem nowych produktów, w tym odstępników, odstępników samotłumiących, tłumików drgań, produktów ,,Fiberlign” do przewodów OPGW oraz produktów wysokotemperaturowych ,,Thermolign”.

Exhibit 2.1

ARTICLE 8 TERMINATION AND COMPENSATION		ARTYKUŁ 8 ROZWIĄZANIE UMOWY I ODSZKODOWANIA

8.1.	In case of breach of this Agreement by one of the Parties prior to the Closing Date, the other Party may terminate this Agreement with immediate effect by giving the other Party a written notice and shall be entitled to claim compensation covering the loss which non-breaching Party has suffered due to such breach.	8.1.	W przypadku naruszenia Umowy przez jedną ze Stron do Daty Zamknięcia, druga Strona może rozwiązać Umowę ze skutkiem natychmiastowym w drodze pisemnego oświadczenia złożonego drugiej Stronie oraz może domagać się zapłaty odszkodowania pokrywającego szkodę jaką ta Strona poniosła na skutek takiego naruszenia.

8.2.	If this Agreement is breached by either of the Parties after the Closing, the Party may raise compensation claim and if the Parties do not reach settlement concerning satisfaction of such claim within 21 days from receipt of respective notice the Parties shall have a right to refer the dispute to arbitration proceedings in accordance with Article 11 below.	8.2.	Jeżeli niniejsza Umowa zostanie naruszona przez którąkolwiek ze Stron po Zamknięciu wówczas Strona może zgłosić roszczenie o odszkodowanie i o ile Strony nie osiągną porozumienia dotyczącego zaspokojenia takiego roszczenia w ciągu 21 dni od daty złożenia pisemnego zawiadomienia w tej sprawie Strony będą uprawnione do skierowania sporu do postępowania arbitrażowego, zgodnie z Artykułem 11 poniżej.

8.3.	Where Buyer institutes an arbitration Claim under paragraph 8.2 above within 24 months of the Date of Closing, the amount of the claim increased by statutory interest for the date of filing a lawsuit plus statutory interest for 6 months ahead plus a cost of court entry fee (wpis sądowy) shall be retained in accordance with the Escrow Agreement. The Escrow Agreement shall govern the procedure thereof.	8.3.	W przypadku rozpoczęcia przez Kupującego przeciwko Sprzedającemu postępowania arbitrażowego zgodnie z Artykułem 8.2. powyżej w ciągu 24 miesięcy od Daty Zamknięcia, kwota odpowiadająca wartości Roszczenia zgłoszonego przez Kupującego względem Sprzedającego powiększona o odsetki ustawowe naliczone na dzień wniesienia pozwu, prognozowane odsetki ustawowe na 6 miesięcy naprzód i koszty wpisu sądowego zostanie zatrzymana na Rachunku Powierniczym. Szczegółowe postanowienia odnośnie procedury postępowana z kwotą Rezerwy zdeponowanej na Rachunku Powierniczym będą zamieszczone w umowie Rachunku Powierniczego.

8.4	The liability of the Parties under this Agrement connected with Claims arising out or connected with this Agreement shall be limited to the amount of USD 1,000,000.00 (one million american dollars) with respect to the Claims raised within first 12 [twelve] months after the Date of Closing and USD 500,000.00 (five hundred thousand american dollars) for the 12 months commencing with the Date of Closing, extending for 24 months from the Date of Closing. Above limitation of liability shall not apply to the Claims connected with or arising out from the damage caused by acts of willfull misconduct or gross negligence of one Party. The Parties shall not raise any Claims arising out or connected with this Agreement upon expiry of the 24 months period commencing from the date of Closing, except for those possible Claims connected with or arising out from the damage caused by acts of willfull misconduct or gross negligence of the other Party	8.4	Odpowiedzialność odszkodowawcza Stron związana z Roszczeniami wynikającymi lub związanymi z niniejszą umową będzie ograniczona do kwoty 1.000.000 USD (jednego miliona dolarów amerykańskich) w odniesieniu do Roszczeń zgłoszonych w ciągu pierwszych 12 miesięcy po Dacie Zamknięcia oraz 500.000 USD (pięćset tysięcy dolarów amerykańskich) w odniesieniu do roszczen zgłoszonych w ciągu kolejnych 12 miesięcy po Dacie Zamknięcia. Powyższe ograniczenie odpowiedzialności nie będzie się odnosiło do Roszczeń wynikających z lub związanych ze szkodą spowodowaną winą umyślną lub rażącym niedbalstwem Strony. Strony nie będą podnosić żadnych Roszczeń wynikających z lub związanych z niniejszą Umową po upływie powyższego 24-miesięcznego okresu począwszy od Daty Zamknięcia, za wyjątkiem ewentualnych Roszczeń wynikających z winy umyślnej lub rażącego niedbalstwa drugiej Strony.

	To avoid doubts, the Parties agree that the above limitation of libility set forth herein does not include the Buyer’s liability to pay the Purchase Price and Earn Out.		Celem uniknięcia wątpliwości, Strony oświadczają, iż ograniczenia wynikające z niniejszego Artykułu nie dotyczą zapłaty przez Kupującego Ceny, zgodnie z Artykułem 2 lub Earn Out zgodnie z Artykułem 3 Umowy.

Exhibit 2.1

ARTICLE 9 CONFIDENTIAL INFORMATION	ARTYKUŁ 9 INFORMACJE POUFNE

Without prejudice to any other applicable provision of law, each Party shall keep secret and confidential any confidential information and shall cause its representatives and advisors to whom such information has been disclosed on a “need to know” basis to comply with such a commitment. Each Party shall and shall cause its representatives to exercise all necessary precautions to safeguard the confidentiality and secrecy of the confidential information and to prevent the disclosure thereof, provided that none of the Parties will be deemed in breach of this Article 9 by virtue of any disclosure made, pursuant to the provisions or requirements of any Law or any direction enacted or issued by any supranational, governmental or regulatory or stock exchange authority having jurisdiction over such a Party in connection with the implementation and performance of this Agreement.	Niezależnie od mającego zastosowanie przepisu prawa każda ze Stron zachowa w tajemnicy i poufności wszelkie informacje poufne oraz spowoduje, że jej przedstawiciele i doradcy którym taka informacja została ujawniona na zasadzie ,,trzeba wiedzieć”, będą również podlegać takiemu zobowiązaniu. Każda ze Stron podejmie i spowoduje, że jej przedstawiciele podejmą wszelkie konieczne środki ostrożności, by zabezpieczyć poufność i tajemnicę informacji poufnych oraz, aby zapobiec ich ujawnieniu, o ile żadna ze Stron nie zostanie uznana za naruszającą niniejszy Artykuł 9 z racji jakiegokolwiek ujawnienia dokonanego zgodnie z postanowieniami lub wymogami jakiegokolwiek prawa lub jakiejkolwiek normy wprowadzonej w życie lub wydanej przez jakiekolwiek ponadnarodowe, rządowe, nadzorujące lub giełdowe władze mające jurysdykcję nad tą Stroną w związku z wprowadzeniem w życie i wykonaniem niniejszej Umowy.

Exhibit 2.1

ARTICLE 10 OTHER MATTERS			ARTYKUŁ 10 SPRAWY POZOSTAŁE

10.1	This Agreement:		10.1	Niniejsza Umowa:

	(i)	constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements relating to the same matter; and		(i)	stanowi całkowite porozumienie pomiędzy Stronami w związku z jej przedmiotem i zastępuje wszystkie wcześniejsze umowy w tym przedmiocie i

	(ii)	may not be waived, changed, modified or discharged orally, but only by an agreement, in writing, signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.		(ii)	nie może być uchylona, zmieniona ani zmodyfikowana ustnie lecz jedynie na podstawie pisemnej zgody podpisanej przez Stronę, wobec której dochodzi się wprowadzenia w życie uchylenia, zmiany lub modyfikacji.

10.2	All Schedules attached to this Agreement are incorporated herein and made a part hereof as fully as if written in this Agreement.		10.2	Wszystkie Załączniki dołączone do niniejszej Umowy są do niej włączone i stanowią jej część w takim stopniu jak gdyby zostały wpisane do jej treści.

10.3	Unless otherwise provided in other clauses of this Agreement, any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be deemed to have been duly and validly given (A) in the case of notice sent by registered letter, by courier or delivred by hand (in each case anticipated by telefax), upon receipt of the same (as evidenced by a receipt thereof signed by or on behalf of the addressee), and (B) in the case of notice sent by telefax, upon express acknowledgement (also by telefax) of receipt of transmission by the recipient, addressed, in each case, as follows:		10.3	O ile Umowa nie przewiduje inaczej, każde pismo lub zawiadomienie wymagane lub dozwolone przez niniejszą Umowę należy przekazywać na piśmie w języku angielskim. Uznaje się je za prawidłowo i należycie przekazane (A) jeżeli zostanie wysłane listem poleconym, kurierem lub dostarczone osobiście (w każdym przypadku poprzedzonym przez faks), w chwili odbioru (poświadczonego pokwitowaniem podpisanym przez lub w imieniu adresata), i (B) jeżeli zostanie wysłane faksem, w chwili potwierdzenia (także faksem) odbioru przekazu przez odbiorcę. Pisma lub zawiadomienia należy kierować:

	(i)	if to the Buyer, to it at:		(i)	jeśli do Kupującego, na adres:

		Preformed Line Products Company			Preformed Line Products Company
		660 Beta Drive			660 Beta Drive
		Mayfield Village, Ohio 44143			Mayfield Village, Ohio 44143
`		Phone: 440-461-5200			Nr tel.: 440-461-5200
		Fax: 440-473-9162			Faks: 440-473-9162
		Attn: General Counsel			Do rąk: Radca Spółki

	(ii)	if to the Seller, to it at:		(ii)	jeśli do Sprzedającego, na adres:

		BBO Spółka z o.o.			BBO Spółka z o.o.
		Gen. Kustronia 74			Gen. Kustronia 74
		Bielsko Biała, Poland			Bielsko Biała, Polska
		tel. +48 33 814 32 02,			nr tel. +48 33 814 32 02
		fax. +48 33 814 13 52			faks. + 48 33 814 13 52
		Attn: Mrs. Urszula Michalczyk			Do rąk: Pani Urszula Michalczyk
	or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.			lub na inny adres lub numer telefax, który każda ze Stron może pisemnie wskazać drugiej Stronie, tak jak określono powyżej.

Exhibit 2.1

10.4	If any provision of this Agreement which is not material to it shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision which is as similar as possible to the provision at issue.	10.4	Jeśli jakiekolwiek postanowienie niniejszej Umowy, które nie jest dla niej istotne zostanie uznane za nieważne, niezgodne z prawem lub niewykonalne, to nie będzie to mieć wpływu na ważność, zgodność z prawem lub wykonalność pozostałych postanowień niniejszej Umowy a Strony wynegocjują w dobrej wierze ważne, zgodne z prawem i wykonalne postanowienie zastępcze, które będzie jak najbardziej zbliżone do pierwotnego postanowienia.

10.5	This Agreement was executed in English and Polish counterparts two for each Party. In case of any discrepancies between the two language versions, the English language version shall prevail.	10.5	Niniejsza Umowa została zawarta w języku angielskim i polskim po dwa egzemplarze dla każdej ze Stron, w przypadku rozbieżności pomiędzy wersjami językowymi, wersja anielska będzie rozstrzygająca.

	For avoidance of doubts a term “warranty” used in English version of this Agreement shall not mean “gwarancja” within the meaning of Polish civil law.		Dla uniknięcia wątpliwości określenie ,,warranty” użyte w wersji angielskiej Umowy nie oznacza ,,gwarancji” w rozumieniu przepisów polskiego prawa cywilnego.

10.6	This Agreement and the rights and obligations of the Parties hereunder will be governed by, and construed and interpreted in accordance with the substantive laws of the Republic of Poland.	10.6	Niniejsza Umowa, prawa i obowiązki Stron z niej wynikające będą regulowane i interpretowane zgodnie z materialnymi prawami Rzeczypospolitej Polskiej.

10.7	Any cost, tax, duty or charge arising in connection with this Agreement or the Transaction contemplated thereby, shall be borne and paid by the Buyer (including but not limited to tax on civil transaction and fees for services rendered by the Depositary).	10.7	Wszelkie koszty, podatki, opłaty lub należności powstałe w związku z niniejszą Umową lub Transakcją będącą jej przedmiotem ponosi i opłaca Kupujący (włączając w to, lecz nie ograniczając się do podatku od czynności cywilnoprawnych i wynagrodzenia za usługi Depozytariusza).

10.8	Without prior written consent of the Buyer the Seller shall not assign or transfer any of its rights arising from this Agreement to any third party.	10.8	Sprzedający bez uprzedniej pisemnej zgody Kupującego nie dokona cesji ani przeniesienia na osoby trzecie swoich praw wynikających z niniejszej Umowy.

10.9	The Seller executes this Agreement on the date specified below, however this Agreement shall be entered upon its execution by the Buyer, which shall take place as of the date specified on the front page above; provided that all Warranties of the Seller shall be deemed to be given as of the date of signing of this Agreement by the Seller.	10.9	Sprzedający podpisuje niniejszą Umowę w dacie oznaczonej poniżej, jednak do zawarcia Umowy dochodzi w dacie złożenia podpisu przez Kupującego, co następuje w dacie oznaczonej na pierwszej stronie powyżej, przy czym wszystkie Oświadczenia Sprzedającego zawarte w Umowie zostają złożone na dzień jej podpisania przez Sprzedającego.

Exhibit 2.1

ARTICLE 11. ARBITRATION		ARTYKUŁ 11. ARBITRAŻ

11.1	All disputes arising out of or in connection with the present Agreement shall be finally settled by the Arbitration Court at the Polish Chamber of Commerce in Warsaw in accordance with its Rules.	11.1	Wszelkie spory, które mogą powstać pomiędzy Stronami w związku niniejszą Umową będą ostatecznie rozstrzygane przez Sąd Arbitrażowy przy Krajowej Izbie Gospodarczej w Warszawie zgodnie z jego Regulaminem.

11.2	All proceedings of the arbitration, including arguments and briefs, will be conducted in the English language. Any award of the Arbitral Tribunal will state the reasons upon which it was based, will be rendered in writing and will be final and binding on both Parties.	11.2	Postępowanie arbitrażowe, w tym postępowanie dowodowe i akta sprawy, będą prowadzone w języku angielskim. Decyzja Trybunału Arbitrażowego zostanie wydana na piśmie, będzie zawierać uzasadnienie oraz będzie ostateczna i wiążąca dla obu Stron.

11.3	The costs of arbitration will be borne by either or both of the Parties, as the Arbitral Tribunal may award.	11.3	Koszty arbitrażu poniesie jedna ze Stron lub obie Strony, zgodnie z postanowieniem Trybunał Arbitrażowego.

11.4	Each of the Parties hereby designates their respective addresses for giving notices, as set forth in Article 10.3, as their respective domiciles at which the service of process may be made in any arbitration, legal action or judicial proceeding arising from this Agreement.	11.4	Niniejszym każda ze Stron podaje swoje adresy do doręczeń, zgodnie z par. 10.3, pod które należy kierować pozwy w sprawach arbitrażowych, sądowych lub innych postępowaniach wynikających z niniejszej Umowy.

Exhibit 2.1

SIGNATURES:
On behalf of the Buyer:

/s/ Robert G. Ruhlman Robert G. Ruhlman President and CEO
On behalf of the Seller

/s/ Jerzy Szpineter Jerzy Szpineter President
/s/ Urszula Michalczyk Urszula Michalczyk Wiceprezes Zarządu
/s/ Piotr Rozwadowski Piotr Rozwadowski Członek Zarządu

PODPISY STRON:
W imieniu Kupującego:

/s/ Robert G. Ruhlman Robert G. Ruhlman Prezes, Dyrektor Generalny
W imieniu Sprzedającego

/s/ Jerzy Szpineter Jerzy Szpineter Prezes Zarządu
/s/ Urszula Michalczyk Urszula Michalczyk Vice President
/s/ Piotr Rozwadowski Piotr Rozwadowski Memeber of the Management Board

Exhibit 2.1

LIST OF SCHEDULES

Schedule 1.11 List of Employees and salaries.
Schedule 1.21 List of Material Contracts
Schedule 1.25 List of Real Estates owned or ususfructed by The Company
Schedule 3.1. Methodology of determination of profit for purposes of calculation of Earn Out
Schedule 3.3 Modification of Earn Out
Schedule 5.3 (i) — Form of documents concerning Closing
Schedule 5.3 (ii) — Form of Share transfer document
Schedule 6.3 (i) — Excerpt from the Register of Entrepreneurs and Company’s Articles of Associations
Schedule 6.5.(iii) List of termination notices given to or by the Employees
Schedule 6.6 (ii) — List of Company’s assets subjected to encumbrances
Schedule 6.7 (v) — List of Company’s participation in other business Entities.
Schedule 6.8.(x) Investment Plan of the Company for 2007
Schedule 6.9 (i) Intellectual Property Rights
Schedule 6.11 (i) — List of insurance policies.
Schedule 6.12 (i) — List of credit agreements.
Schedule 6.12 (v) — List of of promissory notes and bills of exchange drawn, accepted, guaranteed, and endorsed by the Company
Schedule 6.15 (i) — List of the bank account of the Company and authorised signatories
Schedule 6.18 (i) — List of litigation and/or arbitration proceedings involving the Company
Schedule 6.20 (i) — List of State Aid
LISTA ZAŁĄCZNIKÓW

Załącznik 1.11 — Wykaz Pracowników i ich zarobków
Załącznik 1.21. — Lista istotnych kontraktów Spółki
Załącznik 1.25 — Wykaz Nieruchomości będących własnością lub w użytkowaniu wieczystym Spółki.
Załącznik 3.1. Metodologia ustalenia zysku dla celów ustalenia uprawnienia do Earn Out
Załącznik 3.3. Korekta Earn Out
Załącznik 5.3 (i) — Forma dokumentów związanych z Zamknięciem
Załącznik 5.3 (ii) — Forma dokumentu przeniesienia własności Akcji.
Załącznik 6.3 (i) — Wypis z Rejestru Przedsiębiorców i Umowa Spółki.
Załącznik 6.5.(iii) — Lista oświadczeń o wypowiedzeniu umów o pracę złożonych przez Pracowników lub Pracownikom;
Załącznik 6.6.(ii) — Wykaz obciążonych aktywów Spółki
Załącznik 6.7 (v) — Wykaz podmiotów gospodarczych w których skład wchodzi Spółka
Załącznik 6.8.(x) — Plan Inwestycyjny Spółki na rok 2007
Załącznik 6.9 (i) — Prawa Własności Intelektualnej
Załącznik 6.11 (i) — Lista polis ubezpieczeniowych
Załącznik 6.12 (i) — Lista umów kredytowych
Załącznik 6.12 (v) — Wykaz weksli wystawionych, akceptowanych, gwarantowanych poręczonych przez Spółkę
Załącznik 6.15 (i) — Wykaz rachunków Bankowych Spółki wraz z wykazem osób upoważnionych do składania podpisów
Załącznik 6.18(i) — wykaz postępowań sądowych lub arbitrażowych z udziałem Spółki
Załącznik 6.20 (i) — Wykaz otrzymanej pomocy publicznej